Exhibit 1

MANULIFE FINANCIAL CORPORATION

ANNUAL INFORMATION FORM
May 1, 2002

TABLE OF CONTENTS

GLOSSARY
FINANCIAL PRESENTATION AND EXCHANGE RATE INFORMATION
FORWARD-LOOKING STATEMENTS
THE COMPANY
HISTORY AND INCORPORATION
PRINCIPAL SUBSIDIARIES
CORPORATE STRATEGY
GENERAL DEVELOPMENT OF THE BUSINESS
BUSINESS OPERATIONS
SELECTED FINANCIAL STATISTICS AND PERFORMANCE RATIOS
UNITED STATES
Investment Platform
Annuities
College Saving Plan (529 Plan) Product Line
Group Pensions
Insurance
Competition
CANADA
Individual Wealth Management
Group Benefits
Individual Insurance
Individual Life Centre
Affinity Markets
Group Pensions
Competition
ASIA
Hong Kong
Individual Operations
Group Operations
Mutual Funds
Other Markets
Competition
JAPAN
Competition
REINSURANCE
Life and Financial Reinsurance
Accident and Health Reinsurance
Property and Casualty Reinsurance
Competition
INVESTMENT OPERATIONS
The Operations
INVESTMENTS
GENERAL FUND ASSETS
BONDS
MORTGAGES
STOCKS
REAL ESTATE
POLICY LOANS
NON-TRADITIONAL INVESTMENTS
IMPAIRED ASSETS
SEGREGATED FUNDS
MUTUAL FUNDS
THIRD PARTY INVESTMENT MANAGEMENT SERVICES
GOVERNMENT REGULATION
CANADA
Investment Powers
Minimum Continuing Capital and Surplus Requirements
Restrictions on Shareholder Dividends and Capital Transactions
Appointed Actuary
Provincial Insurance Regulation
Provincial Securities Laws
CompCorp
Canadian Government’s Reforms to the Financial Services Sector
UNITED STATES
General Regulation at the State Level
Investment Powers
Minimum Statutory Surplus and Capital
NAIC IRIS Ratios
Risk-Based Capital Requirements
Regulation of Shareholder Dividends and Other Payments from Insurance Subsidiaries
General Regulation at the Federal Level
Securities Law
State Guaranty Funds
Employee Retirement Income Security Act of 1974, as Amended (“ERISA”) Considerations
ASIA
Hong Kong
Japan
Restrictions on Shareholder Dividends
CONSTRAINTS ON OWNERSHIP OF COMMON SHARES
CORPORATE GOVERNANCE OF MANUFACTURERS LIFE
RATING AGENCIES
LEGAL PROCEEDINGS
SELECTED HISTORICAL CONSOLIDATED
FINANCIAL INFORMATION
STATEMENT OF OPERATIONS DATA
QUARTERLY STATEMENT OF OPERATIONS
BALANCE SHEET DATA
SELECTED SUPPLEMENTAL DATA
DIVIDENDS
MARKET FOR SECURITIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
DIRECTORS AND EXECUTIVE OFFICERS
DIRECTORS
EXECUTIVE OFFICERS
SHARE OWNERSHIP
ADDITIONAL INFORMATION

Table of Contents

GLOSSARY	4
FINANCIAL PRESENTATION AND EXCHANGE RATE INFORMATION	7
FORWARD-LOOKING STATEMENTS	7
THE COMPANY	8
HISTORY AND INCORPORATION	8
PRINCIPAL SUBSIDIARIES	8
CORPORATE STRATEGY	10
GENERAL DEVELOPMENT OF THE BUSINESS	12
BUSINESS OPERATIONS	13
SELECTED FINANCIAL STATISTICS AND PERFORMANCE RATIOS	13
UNITED STATES	14
Investment Platform	14
Annuities	15
College Saving Plan (529 Plan) Product Line	16
Group Pensions	16
Insurance	17
Competition	18
CANADA	19
Individual Wealth Management	19
Group Benefits	20
Individual Insurance	20
Individual Life Centre	21
Affinity Markets	21
Group Pensions	22
Competition	22
ASIA	23
Hong Kong	23
Individual Operations	23
Group Operations	23
Mutual Funds	24
Other Markets	24
Competition	24
JAPAN	25
Competition	26
REINSURANCE	27
Life and Financial Reinsurance	27
Accident and Health Reinsurance	27
Property and Casualty Reinsurance	28
Competition	28
INVESTMENT OPERATIONS	29
The Operations	29
INVESTMENTS	30
GENERAL FUND ASSETS	30
BONDS	31
MORTGAGES	32
STOCKS	35
REAL ESTATE	35
POLICY LOANS	35
NON-TRADITIONAL INVESTMENTS	35
IMPAIRED ASSETS	35
SEGREGATED FUNDS	36
MUTUAL FUNDS	36

THIRD PARTY INVESTMENT MANAGEMENT SERVICES	36
GOVERNMENT REGULATION	37
CANADA	37
Investment Powers	37
Minimum Continuing Capital and Surplus Requirements	37
Restrictions on Shareholder Dividends and Capital Transactions	38
Appointed Actuary	38
Provincial Insurance Regulation	38
Provincial Securities Laws	38
CompCorp	38
Canadian Government’s Reforms to the Financial Services Sector	39
UNITED STATES	39
General Regulation at the State Level	39
Investment Powers	41
Minimum Statutory Surplus and Capital	41
NAIC IRIS Ratios	41
Risk-Based Capital Requirements	41
Regulation of Shareholder Dividends and Other Payments from Insurance Subsidiaries	42
General Regulation at the Federal Level	42
Securities Law	42
State Guaranty Funds	43
Employee Retirement Income Security Act of 1974, as Amended (“ERISA”) Considerations	43
ASIA	43
Hong Kong	43
Japan [Should this be a separate section since Japan is now considered a separate division (p. 25)?]	44
Restrictions on Shareholder Dividends	44
CONSTRAINTS ON OWNERSHIP OF COMMON SHARES	45
CORPORATE GOVERNANCE OF MANUFACTURERS LIFE	46
RATING AGENCIES	47
LEGAL PROCEEDINGS	48
SELECTED HISTORICAL CONSOLIDATED	49
FINANCIAL INFORMATION	49
STATEMENT OF OPERATIONS DATA	50
QUARTERLY STATEMENT OF OPERATIONS	51
BALANCE SHEET DATA	52
SELECTED SUPPLEMENTAL DATA	53
DIVIDENDS	54
MARKET FOR SECURITIES	55
MANAGEMENT’S DISCUSSION AND ANALYSIS	56
DIRECTORS AND EXECUTIVE OFFICERS	57
DIRECTORS	57
EXECUTIVE OFFICERS	59
SHARE OWNERSHIP	60
ADDITIONAL INFORMATION	61

GLOSSARY

For the purpose of this Annual Information Form, the term “Company” or “Manulife Financial” refers, at all times prior to September 23, 1999, to The Manufacturers Life Insurance Company (“Manufacturers Life”) and its subsidiaries, and at all times on or after September 23, 1999, to Manulife Financial Corporation and its subsidiaries, including Manufacturers Life.

The following are brief explanations of certain terms as used in this Annual Information Form.

ACLI (American Council of Life Insurers) — an insurance industry association for life insurance companies in the United States, which works to promote a legislative and regulatory environment favourable to its members, keeps its members informed of internal and external industry developments, and provides information and educational resources to the public.

annuities — contracts that provide income payments at regular intervals, usually for a specified period (an annuity certain) or for the lifetime of the annuitant (a life annuity) or a combination thereof. Annuity contracts are offered on both an immediate and a deferred basis. Under immediate annuities, the payment of income commences at, or very shortly after, the date of issue of the contract. Under deferred annuity contracts, the payment of income commences on some specified future date, such as five years after the contract is issued. Annuity contracts can be fixed or variable (also see “variable product”).

Appointed Actuary — Manulife Financial’s actuary appointed as required pursuant to the ICA.

ASO (administrative services only) — an arrangement under which an insurance carrier or an independent organization will, for a fee, administer a health benefit plan and manage claims without insuring payments under the plan.

Canadian GAAP — Canadian generally accepted accounting principles as promulgated by The Canadian Institute of Chartered Accountants.

cash value — the gross value for which an inforce policy can be surrendered.

catastrophic excess of loss coverage — a form of reinsurance under which recoveries are available when a given loss exceeds a pre-determined amount or a single event impacts more than a specified minimum number of lives. The reinsurer’s share of such losses is capped at a maximum limit.

CLHIA (Canadian Life and Health Insurance Association Inc.) — a not-for-profit insurance industry association in Canada, which works to promote a legislative and regulatory environment favourable to its members, keeps its members informed of internal and external industry developments, and provides information and educational resources to the public.

COLI (corporate owned life insurance) — a specialized insurance product which provides tax-efficient funding vehicles for employee deferred compensation programs.

common investment platform — a common group of investment funds that are offered to the Company’s customers across multiple variable insurance, annuity and pension product lines.

discrimination testing — an annual review of plan qualifications to ensure that as a condition of qualifications, contributions or benefits under a plan may not discriminate in favour of highly compensated employees.

DALBAR (Dalbar, Inc.) — an independent U.S. company that provides specialized market research, consulting services and computer systems designs.

endowment insurance — a life insurance policy, which pays the face value at the earlier of death or a predetermined maturity date.

Fraser Group Universe Report — an annual report on pricing, profitability and market share in the Canadian group insurance industry, published by the Fraser Group, an independent Canadian consulting firm.

general fund — those assets and liabilities which a life insurance company reports on its consolidated balance sheets and for which a life insurance company bears the investment risk. Products treated as part of the general fund include participating whole life insurance, universal life insurance, term insurance, group life and health insurance and fixed-rate insurance, annuity and pension products, as well as reinsurance.

GIC (guaranteed investment contracts) — certificates of deposit on which guaranteed interest is payable or compounded annually and maturity is a specified term, usually one to five years.

group life and health insurance — insurance which insures the lives of a group of people (group life) or provides coverage for medical and dental costs, and income replacement for disabilities (group health) to a group of people under a master contract. This type of policy is typically used by employers to provide coverage for their employees.

Ibbotson Associates — a U.S.-based independent publisher of index data.

ICA — the Insurance Companies Act (Canada), as amended, including the regulations thereunder which apply to all insurance companies that are incorporated under Canadian federal law and to all foreign insurance companies that carry on business in Canada on a branch basis.

inforce — an insurance or annuity contract which has not expired or otherwise been terminated.

individual life insurance — insurance which pays a stipulated sum in the event of the death of a named individual.

Letters Patent of Conversion — the letters patent issued under paragraph 237(1)(b) of the ICA to effect the conversion proposal of Manufacturers Life from a mutual company to a company with common shares effective September 23, 1999.

LIMRA (Life Insurance Marketing Research Association) — an association which supports and enhances the marketing functions of life insurance companies through original research, as well as products and services based on that research.

MCCSR (Minimum Continuing Capital and Surplus Requirements) — capital and liquidity requirements imposed by OSFI for Canadian federally-regulated life insurance companies.

Minister of Finance — the Minister of Finance (Canada) or any Minister of State appointed pursuant to the Ministries and Ministers of State Act (Canada) to assist the Minister of Finance and who has been delegated any of the Ministers powers, duties and functions under the ICA.

morbidity risk — the risk arising from an insured person’s sickness or accident.

Morningstar, Inc. — a U.S.-based independent publisher of investment data.

mortality risk — the risk arising from an insured person’s death.

Munich Re Survey — an annual survey of the life retrocessionaire market published by Munich Reinsurance Group, one of the largest reinsurance companies in the world.

NAIC (National Association of Insurance Commissioners) — an association of the chief insurance supervisory officials of each state, territory or possession of the United States.

OSFI — the Office of the Superintendent of Financial Institutions (Canada), the primary regulator of federal financial institutions and federal pension plans.

participating life insurance — a life insurance policy which includes the payment of policyholder dividends.

Plan of Demutualization — the plan of demutualization of Manufacturers Life, which, for the purposes of the ICA, constituted a conversion proposal.

policy loan — a loan made by a life insurance company to a policyholder based on the security of the cash value of a policy.

policyholder — the person who owns an insurance or annuity policy. Although the policyholder is usually the insured, in the case of group insurance, the policyholder is usually the employer, rather than the employees or members of the group.

policyholder dividends — payments to participating policyholders, based on the amount of distributable surplus established by a life insurance company’s board of directors. Policyholder dividends are not guaranteed, but depend on mortality experience, investment income and other factors, and are established at the discretion of the board of directors of a life insurance company.

preferred underwriting — a form of underwriting designed to provide insurance at a lower cost to persons who exhibit healthier characteristics, with corresponding higher life expectancy. Based on key criteria, the underwriting process identifies applicants who can qualify for preferred rates.

producer group — groups of agents and brokers who deal collectively with insurance companies in the areas of products, underwriting and compensation. A producer group also offers marketing and sales support to its members, as well as continuing education.

RRIF (registered retirement income fund) — a fund of undistributed accumulations of retirement savings, within the meaning of the Income Tax Act (Canada).

RRSP (registered retirement savings plan) — a savings plan for the purpose of providing a retirement income, within the meaning of the Income Tax Act (Canada).

reinsurance — the acceptance by one or more insurers, called reinsurers, of a portion of the risk underwritten by another insurer which has directly contracted to provide the coverage. The legal rights of the policyholder are not affected by the reinsurance transaction and the insurer issuing the insurance contract remains primarily liable to the policyholder for payment of policy benefits.

retrocessionaire — an institution which provides a form of reinsurance whereby a portion of the risk accepted by a reinsurer is assumed by another reinsurer.

segregated fund — a fund, having its own portfolio of investments, kept separate from the general fund of a life insurance company in connection with one or more insurance policies or annuity contracts under which the company’s liability to the policyholders varies with the performance of the fund (also called a “separate account”). Products for which policyholder funds are invested in segregated funds include variable life insurance and variable annuities and pensions.

stop loss coverage — a form of reinsurance under which the reinsurer pays some or all of a ceding company’s aggregate retained losses in excess of a predetermined dollar amount or in excess of a percentage of premiums.

Superintendent — the Superintendent of Financial Institutions (Canada).

surplus — the excess of assets over liabilities and other obligations in an insurance company’s financial statements calculated in accordance with applicable accounting principles (also referred to as total equity).

survivorship policies — whole life or universal life insurance policies on two insureds, normally husband and wife, where the death benefit is payable on the second death.

term life insurance — a life insurance policy which pays a stipulated sum on the death of the individual life insured, provided that death occurs within a specified number of years. There is usually no cash value.

third party administrator — a company that provides administrative support, including regulatory compliance and reporting and document processing, to sponsors of group plans.

underwriting — the process by which an insurance company assesses the risk inherent in an application for insurance prior to acceptance and issuance of the policy.

universal life insurance — a life insurance policy in which premiums, less expense charges, are credited to a policy account from which periodic charges for life insurance are deducted and to which interest and investment income are credited. Typically, the policyholder can vary the amount and timing of premium payments and change the amount of insurance coverage. Universal life insurance accumulates a cash value.

VARDS (Variable Annuity Research Data Services) — a U.S.-based independent provider of variable annuity sales and asset data, and commentaries about variable annuity trends.

variable product — an insurance, annuity or pension product contract for which the reserves and/or benefits may vary in amount with the market value of a specified group of assets held in a segregated fund.

whole life insurance — a life insurance policy payable upon the death of the insured, with a fixed premium and accumulating cash values. Whole life insurance policies are available in participating or non-participating form.

401(k) pension product — a product that allows employed individuals to contribute pre-tax income in a retirement savings account which provides for tax-deferred investment accumulation, meeting the requirements of the U.S. Employee Retirement Income Savings Act of 1974, as amended, and the U.S. Department of Labor.

FINANCIAL PRESENTATION AND EXCHANGE RATE INFORMATION

Unless otherwise indicated, all financial information contained herein is given for Manulife Financial. The Company maintains its financial books and records in Canadian dollars and presents its financial statements in accordance with Canadian GAAP as applied to life insurance enterprises in Canada, including the accounting requirements of the Superintendent.

Unless otherwise indicated, references in this Annual Information Form to “$,” “Cdn.$” or “dollars” are to Canadian dollars. Exchange rates used for currency conversion to Canadian dollars for financial statements in this Annual Information Form are summarized in the following table:

	As at and for the year ended December 31

	2001	2000	1999

U.S. dollar
Balance sheet	1.593	1.500	1.443
Statement of operations	1.548	1.485	1.486
Japanese yen
Balance sheet	0.01216	0.01312	0.01413
Statement of operations	0.01276	0.01378	0.01311

Note:	Rates shown are the Canadian dollar price per U.S. dollar and Japanese yen. In accordance with Canadian GAAP, balance sheet amounts are converted at rates on the dates indicated, while statement of operations amounts are converted using the average rate for the period. Rates are based upon noon rates of exchange published by the Bank of Canada.

FORWARD-LOOKING STATEMENTS

This Annual Information Form includes forward-looking statements with respect to the Company, including its business operations and strategy as well as its financial performance and condition. These statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar variations. Although management believes that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties and actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the Company’s expectations include, among other things, general economic and market factors, including interest rates, business competition and changes in government regulations or in tax laws.

THE COMPANY

HISTORY AND INCORPORATION

Manulife Financial Corporation (“MFC”) was incorporated under the ICA on April 26, 1999 for the purpose of becoming the insurance holding company of The Manufacturers Life Insurance Company. Manufacturers Life was incorporated on June 23, 1887, by Special Act of Parliament of the Dominion of Canada. Pursuant to the provisions of the Canadian and British Insurance Companies Act (Canada), the predecessor legislation to the ICA, Manufacturers Life undertook a plan of mutualization and became a mutual life insurance company on December 19, 1968. As a mutual life insurance company, Manufacturers Life had no common shareholders and its board of directors was elected by its participating policyholders in accordance with the ICA. Pursuant to Letters Patent of Conversion, effective September 23, 1999, Manufacturers Life implemented a plan of demutualization under the ICA and converted to a life insurance company with common shares and became the wholly owned subsidiary of MFC.

Manulife Financial’s head office is located at 200 Bloor Street East, Toronto, Canada. The Company’s principal office in the United States is located at 38500 North Woodward Avenue, Suite 250, Bloomfield Hills, Michigan, its principal office in Hong Kong is located at Manulife Plaza, the Lee Gardens, 48th Floor, 33 Hysan Avenue, Causeway Bay, its principal office in the Philippines is located at Manulife Centre, Tordesillas corner Gallardo Streets, Salcedo Village, Makati City and its principal office in Japan is located at 4-34-1 Kokuryo-cho Chofu-shi, Tokyo. As at December 31, 2001, Manulife Financial had approximately 13,330 employees worldwide.

PRINCIPAL SUBSIDIARIES

Manulife Financial conducts its business activities through subsidiary companies and joint ventures. In Canada, the Company’s primary subsidiaries are Manufacturers Life, FNA Financial Inc., Manulife Bank of Canada (“Manulife Bank”), Elliott & Page Limited (“Elliott & Page”), and NAL Resources Management Limited (“NAL Resources”).

In the United States, The Manufacturers Investment Corporation (“MIC”) is the holding company for all of the U.S. operating subsidiaries. Effective January 1, 2002, U.S. Division consolidated its subsidiary structure in order to provide a larger and more efficient operation in the U.S. in addition to providing a single corporate interface for clients and distributors. For further details, please see “Business Operations – United States.” The Company’s primary U.S. operating subsidiaries are The Manufacturers Life Insurance Company (U.S.A.) (“Manulife U.S.A.”) and The Manufacturers Life Insurance Company of New York (“Manulife New York”). While Manulife New York has predominantly focused on variable annuity products, it also has approval to distribute individual life insurance and pension products in the State of New York.

In Hong Kong, the Company’s life insurance business is conducted through a wholly owned subsidiary, Manulife (International) Limited (“Manulife International”), a Bermuda insurance company. In the Philippines, the Company operates through a wholly owned subsidiary, The Manufacturers Life Insurance Co. (Phils.), Inc. (“Manulife Philippines”). In Vietnam, the Company operates through a wholly owned subsidiary Manulife (Vietnam) Limited (“Manulife Vietnam,” formerly Chinfon-Manulife Insurance Company Limited). The Company operates through branches of subsidiaries in Taiwan and Macau. In Indonesia, Singapore and Shanghai (China), Manulife Financial operates through joint ventures established with local companies.

In Japan, Manulife Financial operates through Manulife Life Insurance Company (“Manulife Japan” formerly Manulife Century Life Insurance Company).

The Company’s reinsurance business is conducted principally through Manufacturers Life and Manulife U.S.A.

The principal subsidiaries of Manulife Financial are shown in the following chart (with their place of incorporation, continuance or organization indicated in brackets following their names):

*Denotes companies regulated by insurance or banking regulatory authorities
(1) All subsidiaries are 100% owned except as shown.

CORPORATE STRATEGY

Manulife Financial’s overall corporate objective is to continue its record of profitable growth by building on its position as a leading provider of financial protection and wealth management products and services in Canada and the Company’s selected international markets. In pursuing this objective, management seeks to operate Manulife Financial in accordance with certain core values: professionalism; providing real value to its customers; integrity; maintaining financial strength; and being an employer of choice. To realize its objective, Manulife Financial pursues the following specific strategies.

Build on Existing Business Franchises

Management believes that Manulife Financial has built strong platforms for future growth in Canada, the United States and Asia. The Company enjoys recognized financial strength and leadership positions in a number of diverse international markets ranging from developing to mature. Management intends to strengthen the Company’s business franchises in its existing markets and to expand into new markets where management believes that Manulife Financial has a competitive advantage that will enable the Company to establish a leading market position. Management believes that the Asian region’s economic and demographic trends offer excellent medium and long-term growth potential. In 1999, the Company became the first Canadian life insurer with operations in Japan, one of the world’s largest insurance markets, and also became the first foreign insurer to operate in Vietnam with the creation of Manulife Vietnam. In 2001, Manulife Financial received approval to expand its business in China with the opening of a new branch in Guangzhou. The Hong Kong operations have expanded with the Company’s entry into the recently launched Mandatory Provident Fund business. Management believes there are also opportunities for growth in North America. Manulife Financial was the first insurer to enter the U.S. college savings plan business in 2001.

Deliver Customized and Innovative Products and Services

Management believes that delivering customized and innovative financial protection products and wealth management products and services, which provide sustainable value at competitive prices, will continue to be a growth driver for Manulife Financial. Accordingly, Manulife Financial focuses on understanding customer needs and on developing, maintaining and deepening long-term customer relationships. To address the changing needs of its target customers, the Company has developed the ability to quickly bring new offerings to the marketplace to complement its broad array of products. In Canada, the Manulife Insured Portfolio Funds is a next generation segregated fund product that allows Canadian investors to customize their portfolios to meet their own personal needs and financial goals. Also in Canada, the Company was the first to introduce a single combined personal borrowing and banking account, Manulife One, that provides customers with flexibility in managing their finances. In the United States, the Company has expanded the breadth and depth of its product range with enhanced and new products and features in all business lines as well as added new investment offerings and managers to its common investment platform available to its U.S. businesses. In Asia, the Company introduced the first participating life insurance policy to China and the first investment-linked insurance product to Taiwan.

Capitalize on Multiple Distribution Channels

Management believes that tailoring the Company’s distribution channels to allow customers in each geographic and product market to purchase the Company’s products and services through their preferred channel will enable Manulife Financial to further penetrate its target markets. In the United States and Canada, the Company has been highly successful in expanding and diversifying its distribution capabilities while at the same time continuing to nurture traditional relationships. The many new relationships established in recent years with national and regional broker-dealers and national and local producer groups have been strong contributors to sales growth in North America. In Canada, the Company has executed several unique strategic alliances with other financial services companies to expand the product portfolio available to its distributors and to broaden distribution of its own products. The recently launched College Savings Plan business has extended the Company’s distribution reach in the United States with 60% of sales coming from producers that had not previously done business with Manulife Financial. In Asia, where it is the norm for agents to represent a single company, the Company sells its products and services through an exclusive agency force. Manulife Financial has significantly expanded its agency force in Asia over the past several years, particularly in new territories. As at December 31, 2001, the Company had more than 15,000 agents in Asia, an increase of approximately 59% from the previous year. By offering a diverse range of products and providing ongoing sales and marketing support, Manulife Financial strives to maintain long-term relationships with its agents, brokers and other distributors in each market. The Company expects to continue its strategy of anticipating and responding to changing customer distribution preferences.

Leverage Technology to Enhance Customer and Producer Services

Manulife Financial is committed to the development and leveraging of technology with a focus on e-commerce and the Internet. Technology plays a crucial role in servicing clients and supporting the Company’s distribution partners. New services introduced recently in the United States enable 401(k) pension plan customers to enroll online, 401(k) plan administrators to submit participant contribution files via the Internet, and brokers to submit variable annuity contracts electronically. In Canada, the Company has launched electronic processing for its group pension clients. In Asia, Manulife Financial introduced Hong Kong’s first bilingual insurance Web site for agents and launched a Web site for its Vietnamese customers in 2001. Manulife Financial has also invested in technology to realize productivity gains from improved business processes.

In April 2002, Manulife Financial agreed to outsource its information technology (“IT”) infrastructure and operations. It is expected that this ten year agreement will result in improved efficiencies, enhanced customer service and IT cost containment, while supporting increased business volumes.

Leverage Successful Strategies across Different Markets

Manulife Financial’s product and geographic diversity positions the Company to transfer products and services, technology, distribution and marketing strategies, and business knowledge from one market to other markets. Management believes that the ability to leverage across markets enables the Company to capitalize quickly on emerging economic and demographic trends. In Japan, the Company recently introduced universal life insurance and variable annuities leveraging from its expertise with these products in Canada and the United States. The Japanese market is among the largest in the world but is a market that currently suffers from limited product choice. Other recent initiatives include introducing product features and marketing approaches from the U.S. pension product market to the Canadian market, and building on U.S. pension product knowledge in developing strategies for the Hong Kong Mandatory Provident Fund pension market launched in 2000.

Implement Strategic Acquisitions

Manulife Financial intends to focus on making strategic acquisitions in the financial services industry that strengthen and complement its core operations and that are priced to provide acceptable financial returns. Management believes it is essential for the Company to participate proactively in the continuing consolidation of the financial services industry, with the objective of increasing Manulife Financial’s overall size and enhancing its market position in internationally diverse markets. The establishment of Manulife Japan, which included the purchase of Daihyaku Mutual Life Insurance Company’s (“Daihyaku Mutual”) sales force and operations infrastructure in 1999 and the assumption of Daihyaku Mutual’s insurance policies in 2001, provided Manulife Financial with an entry into the largest market in Asia in which it did not already have operations. The Company also expanded its operations in 2001 with the acquisition of the Indonesian operations of The Principal Financial Group, the purchase of the agency business of the Taiwan branch of Connecticut General Life Insurance Company (“CIGNA Taiwan”), and an increase in its ownership of Manulife Vietnam to 100% with the purchase of the ownership interest from its joint venture partner. The Company’s position in the Canadian market has been strengthened with its purchase of Commercial Union Life Assurance Company of Canada (“Commercial Union”) in 2001 and the purchase of Zurich Life Insurance Company of Canada (“Zurich Life”) in March 2002 following its purchase of the group life and health business of Zurich Life in 2001. Management believes that the Company’s experience in executing and implementing strategic acquisitions, together with its management and capital resources, positions Manulife Financial to continue its acquisition program focused on expanding its financial protection and wealth management businesses.

GENERAL DEVELOPMENT OF THE BUSINESS

Manulife Financial became a public company on September 23, 1999. The Company’s strong record of growth continues, now for the benefit of its shareholders. In each of the past eight years, Manulife Financial has delivered record net income. During the three-year period ended December 31, 2001, premiums and deposits and net operating income both grew at a compound annual growth rate of 18%. During the three-year period ended December 31, 2001, funds under management and total equity grew at compound annual growth rates of 14% and 11%, respectively.

Manulife Financial has actively participated in the consolidation and globalization of the life insurance industry during the past three years with selective strategic acquisitions and divestitures. On March 25, 2002, Manulife Financial and Zurich North America Canada completed an agreement to transfer all outstanding shares of Zurich Life to Manulife Financial, making Zurich Life a wholly owned subsidiary of Manulife Financial.

On November 30, 2001, the Company purchased the remaining shares from its joint venture partner in Vietnam and increased its interest in the Vietnam operations from 60% to 100% demonstrating the Company’s commitment to expansion in Vietnam. The Company commenced operations in Vietnam in September 1999 through a joint venture company, Chinfon-Manulife Insurance Company Limited. In November 2001, Chifon-Manulife Insurance Company Limited was renamed Manulife (Vietnam) Limited.

On August 31, 2001, Manulife Financial acquired The Principal Financial Group in Indonesia, which has provided the Company with opportunities for expansion in the high-potential Indonesian pension industry.

On January 25, 2001, Manulife Financial announced the signing of a definitive agreement between Manulife Japan and the administrators of a local company, Daihyaku Mutual, to assume Daihyaku Mutual’s existing insurance policies, effective April 2, 2001. In addition, on January 25, 2001, Manulife Financial acquired Daihyaku Mutual’s minority interest in Manulife Japan, making Manulife Japan a wholly owned subsidiary of the Company. With the transfer of Daihyaku Mutual’s policies, Manulife Financial added approximately 1.3 million policies, increased its assets by $16.0 billion and enhanced its position in the largest life insurance market in Asia. Manulife Financial initially entered the Japanese life insurance market in April 1999 through the establishment of a new life insurance company, Manulife Japan, with Daihyaku Mutual.

The acquisition of the Canadian group life and health insurance operations of Zurich Life completed in April 2001 added approximately $100 million in annualized premiums and improved the Company’s market position in the Canadian small case group market from fourth to second, while the purchase of Commercial Union’s Canadian operations, also in April 2001, increased funds under management by almost $1.3 billion and positioned the Company as a leader in the Canadian critical illness market.

In October 1999, Manulife Financial withdrew from the Korean market with the sale of its interest in Young Poong Manulife Insurance Company to its joint venture partner.

In April 1999, Manulife Financial assumed, through reinsurance agreements, all pre-August 12, 1994 liabilities of Confederation Life Insurance Company’s group life and health insurance business with the exception of claims that were being litigated. The effect of this transaction was to increase the Company’s assets and liabilities by $781 million.

BUSINESS OPERATIONS

Manulife Financial provides a wide range of financial products and services, including individual life insurance, group life and health insurance, pension products, annuities and mutual funds to individual and group customers in the United States, Canada and Asia. Manulife Financial also offers reinsurance services, primarily life and accident reinsurance, and provides investment management services with respect to the Company’s general fund assets, segregated fund assets and mutual funds and, in Canada and Asia, to institutional customers.

The Company’s business is organized into six divisions, comprised of the U.S., Canadian, Asian, Japan, Reinsurance and Investment operations. Each division has profit and loss responsibility and develops products, services, distribution and marketing strategies based on the profile of its business and the needs of its market. U.S. Division and Canadian Division have consistently been Manulife Financial’s two largest sources of premiums and deposits, contributing 61% and 21%, respectively, in 2001. Asian Division, Japan Division and Reinsurance Division contributed 10%, 5% and 3%, respectively, to premiums and deposits in 2001. As at December 31, 2001, Manulife Financial operated in 15 countries and territories worldwide.

SELECTED FINANCIAL STATISTICS AND PERFORMANCE RATIOS
As at and for the year ended December 31	2001	2000

(Canadian $ in millions, unless otherwise stated)
Financial Statistics
Net income	1,167	1,068
Shareholders’ net income	1,159	1,075
Shareholders’ equity	8,231	7,157
Total equity	8,293	7,211
Total capital (1)	11,513	8,555
Assets	78,613	60,067
Liabilities	67,036	51,213
Non-controlling interest in subsidiaries	1,064	299
Segregated fund assets	59,206	54,908
Performance Ratios
Basic earnings per share	$2.40	$2.22
Diluted earnings per share	$2.38	$2.22
Return on shareholders’ equity	15.1%	16.1%
Capital as a per cent of liabilities	17.2%	16.7%

(1)	Includes total equity, trust preferred securities issued by subsidiaries, non-controlling interest in Manulife Financial Capital Trust and subordinated debt.

UNITED STATES

Manulife Financial’s U.S. Division provides both insurance and wealth management products and services to select markets in the United States. In 2001, U.S. Division contributed 32% to the Company’s net income, 61% of premiums and deposits and as at December 31, 2001, accounted for 53% of the Company’s funds under management.

U.S. Division is organized into three major business units: Annuities, Group Pensions and Insurance. The Annuities business unit markets a variety of variable annuity products to middle- and upper-income individuals, while the Group Pensions business unit focuses on providing 401(k) products to small and medium-sized businesses. The Insurance business unit focuses on the sale of life insurance products to high net-worth individuals. In 2001, Annuities, Group Pensions and Insurance accounted for 36%, 49% and 15%, respectively, of U.S. Division’s total premiums and deposits.

In 2001, U.S. Division principally operated through four insurance subsidiaries: Manulife U.S.A.; The Manufacturers Life Insurance Company of America (“Manulife America”); The Manufacturers Life Insurance Company of North America (“Manulife North America”); and Manulife New York. In all states except New York, Manulife U.S.A. sold individual life insurance and group pension products, and Manulife America sold variable individual life insurance products. Manulife North America sold annuities in all states except New York and New Hampshire. On January 1, 2002, U.S. Division consolidated its subsidiary structure in order to provide a larger and more efficient operation in the U.S., in addition to providing a single corporate interface for clients and distributors. As part of this consolidation, the operations of Manulife North America were merged into Manulife U.S.A., while the operations of Manulife America were transferred to Manulife U.S.A. As a result, Manulife U.S.A. now sells individual life insurance and group pension products in all states except New York, and offers annuity products in all states except New York and New Hampshire. In 2002, Manulife U.S.A. applied to the New Hampshire Department of Insurance to obtain approval to sell its annuity products in the state of New Hampshire. Manulife New York, which was unaffected by the consolidation, continues to sell group pension, individual annuities and individual life insurance products in the State of New York.

On July 2, 2001, in a venture with T. Rowe Price, U.S. Division commenced operations to sell college savings plan (“529 Plan”) products in the United States. In 2001, these products were distributed through ManEquity, Inc., a wholly owned subsidiary and this product line was included in the Annuities business unit. As of January 1, 2002, as part of the subsidiary consolidation process, 529 Plan products are now distributed through Manulife Financial Services, LLC, a wholly owned subsidiary of Manulife Financial.

U.S. Division’s National Accounts Department is utilized by all business units to more effectively manage broker-dealer relationships and provide top-down support for individual brokers. In 2001, sales and marketing support to Annuities and the 529 Plan product line was provided by Manulife Wood Logan, Inc. (“Manulife Wood Logan”), a wholly owned subsidiary. On January 1, 2002, Manulife Wood Logan was merged into Manulife U.S.A. as part of the subsidiary consolidation process.

Investment Platform

Each business unit sells products that provide customers with a range of fixed-rate and segregated fund investment options. With the segregated fund investment options, each business unit offers its customers tools to assist them in identifying an asset mix that best matches their investment preferences. Using these tools, customers are able to select from a wide range of funds to create effective portfolios that best match their risk and return preferences as part of their long-term investment approach.

Manulife Financial has developed a common investment platform available for all of its U.S. segregated fund business. This common approach allows customers to retain and/or match their existing investment fund selection when transferring between or purchasing new group pension, variable annuity or insurance products.

For those customers who desire a more simplified portfolio selection method, U.S. Division also offers a range of pre-packaged portfolios of investment funds, marketed as the Lifestyle Fund of Funds. Customers perform a self-assessment to determine their preferences along a spectrum from conservative to aggressive and pick one of five packages of funds that best suits their needs. Each such fund invests in a predetermined set of investment funds, the allocation of which is determined by the Company to match the particular risk profile.

Management believes that clients consider the investment performance of the underlying funds a key criterion in selecting a segregated fund. The Company offers a broad spectrum of diversified domestic and international portfolios, managed by investment companies selected for their distinctive investment style and expertise, and continually reviews the investment options and monitors fund performance. Investment offerings continued to be expanded in 2001 with the addition of several new funds and new fund managers. As at December 31, 2001, insurance customers had the ability to select among 30 world-class fund managers and 67 investment funds, while wealth management customers could select among 24 fund managers and 60 investment funds. Seventy-four percent of the Company’s portfolio of funds outperformed their peer group or index during 2001, on a five-year return basis, according to data published by Morningstar, Inc. and Ibbotson Associates.

In 2002, the common investment platform will be further enhanced with Web-based features that will allow for greater functionality, such as improved access and additional client information regarding funds and fund advisors.

Annuities

The Annuities business unit primarily offers a range of individual annuity products, including a traditional variable annuity, a payment enhancement variable annuity, a highly liquid annuity for individuals requiring near-term access to funds, and a moderately liquid annuity product.

Annuities products, sold mainly to middle- and upper-income individuals, provide a tax-efficient way to save for retirement or preserve wealth because earnings on these products are subject to taxation only when withdrawn. All of U.S. Division’s individual annuity products provide customers with the full range of investment options available under the common investment platform, including the Lifestyle Fund of Funds.

The Annuities business unit primarily offers the Venture and Venture Vantage products to its individual variable annuity customers. The Venture product offers customers traditional variable annuity features, such as a minimum death benefit guarantee, no front-end sales charges and a declining surrender charge. The Venture Vantage product, in addition to these traditional features, offers a deposit-driven payment enhancement designed to encourage investors to switch from less liquid and often taxable investments to tax-deferred annuities. Other product offerings include the new Venture III product, which supplements traditional variable annuity features with a shortened surrender charge period for improved investor liquidity, and the Venture Vision product, which provides customers with complete liquidity through a basic variable annuity structure with no front-end sales or surrender charges. The Venture, Venture Vantage and Venture III product lines offer various optional benefits. The Guaranteed Retirement Income Program II (“GRIP”) option guarantees a predetermined guaranteed future lifetime income or “living benefit,” while the optional Guaranteed Earnings Multiplier (“GEM”) provision provides funds to pay taxes triggered at death following favourable investment performance. The GRIP, GEM and other optional death benefit provisions involve additional charges to the customer. A dollar-cost-averaging feature allows pre-authorized periodic transfers from the fixed-rate general fund portfolio to the segregated funds.

For 2001, based on information produced by VARDS, Manulife Financial improved its non-proprietary broker-dealer market share to 5.30% from 5.05%, despite significant economic and equity market uncertainty during the year. In addition, Annuities was successful in maintaining its 3.3% share of the total variable annuity market.

Management believes that high quality customer service is critical to developing and maintaining market share in the individual variable annuities market. In recognition of its service commitment, U.S. Annuities was ranked #1 in 2001 by both the industry-recognized Operations Managers Roundtable and the DALBAR Financial Professional Survey. Annuities has a proven history of providing exceptional service to its contract holders, as noted by its service awards over the years.

In 2001, Manulife Wood Logan, a leading variable annuities wholesaling organization in the broker-dealer distribution channel, provided sales and marketing support for variable annuity products. With the reorganization of the U.S. subsidiaries effective January 1, 2002, Manulife U.S.A. assumed Manulife Wood Logan’s sales and marketing support functions. The wholesaling team has provided the tactical resources to successfully maintain the Company’s focus on financial planners and major producers, while building on the existing distribution strength with national wire house firms. The wholesaling team also offers an industry-leading continuing education curriculum to registered representatives, and awarded almost 59,000 credit hours in 2001. Registered representatives attending the training program consist of financial planners, financial consultants and stockbrokers.

Management’s strategy for continued growth in the individual variable annuities business line focuses on new product development, strong customer service and strong distribution channels. During 2001, product development efforts were focused on marketing enhanced options and products designed to respond to a competitive marketplace. New offerings featured attractive option enhancements such as a bonus annuity, guaranteed income and death benefits protection, a new variable annuity product that provides greater liquidity, and a restructured portfolio that now offers product simplicity and consistency. In addition, an enhanced investment marketing approach was launched in the latter part of 2001, combining the successful Lifestyle Portfolios with the broader range of Manulife Financial’s full investment platform. During 2001, Annuities continued its growth in the New York market through product and benefit innovations and late in the year, introduced the GRIP living benefit to this market, the first of its type to be approved in the State of New York.

In 2002, variable annuity product and marketing developments will continue to focus on enhancements and product innovation to allow customers to balance investment returns with risk tolerances. There will be a 2002 focus on high net-worth clients, who demand personalized detailed information about assets and returns. This customer need will be serviced through further enhanced Web-based functions. In addition, the variable annuity distribution network will continue to be expanded through further penetration of the broker-dealer channel.

College Saving Plan (529 Plan) Product Line

U.S. Division expanded its individual wealth management product offerings in 2001 to include the 529 Plan product line. Sponsored by the University of Alaska as trustee for the Alaska Trust and managed by T. Rowe Price, the 529 Plan product line is offered through U.S. Division’s existing distribution networks and is aimed at middle-income and high net-worth individuals. As one of the first companies to offer a nationally distributed multi-managed college savings product to financial intermediaries, and with the second highest maximum contribution limit of U.S. $250,000, Manulife Financial is well positioned to capture a respectable share of this emerging wealth management market.

529 Plans provide a tax-efficient way to save for post-secondary education because the income on customer savings is tax-deferred and withdrawals are tax-free if used to pay for qualified education expenses after January 1, 2002. Two share classes are currently available: a share class with a front-end load and lower ongoing fees; and a share class with no load and higher ongoing fees. Manulife Financial’s 529 Plan customers are offered two investment strategies. The first is an enrolment-based strategy, where assets are invested in funds in which the investment mix will automatically become more conservative over time as the beneficiary approaches college enrolment. The second strategy is a series of fixed portfolios (i.e. equity, fixed-income, short-term bond, sector-based) made up of several underlying funds.

Management believes that fund performance is critical to developing and maintaining market share in the 529 Plan market. Manulife Financial is one of the first companies to offer a multi-managed product platform, in addition to providing clients with flexible investment options. Prominent fund companies are employed to manage the 529 Plan investment fund portfolios while Manulife Financial works with its partner, T. Rowe Price, to oversee and evaluate the performance of these investment managers.

Having established its presence in the college savings plan market in 2001, Manulife Financial will continue to build its presence in 2002 through additional product innovation and by actively promoting product awareness.

Group Pensions

The Group Pensions business unit offers group annuity contracts designed for tax-qualified 401(k) pension plan businesses. The primary product, which accounted for over 99% of sales in 2001, includes investment services and both plan and participant level record keeping. The Group Pensions business unit also sells products offering investment services only, intended for distribution through third party administrators who provide their own record keeping for the 401(k) qualified pension product market. Group Pensions continually monitors service levels and adjusts product features to maintain competitiveness within its chosen market.

The Group Pensions products give plan sponsors the opportunity to offer their participants access to a broad range of asset classes with retail and institutional managers, as well as a self-directed brokerage option. A choice of investment funds is provided using the common investment platform for a wide range of investment alternatives, including fixed-income and equity investments managed either by the Company or by third party investment fund managers. The Group Pensions business unit targets small and medium-sized businesses with 5 to 500 employees. Management believes that the 401(k) pension market, and the Company’s target market segment in particular, will continue to expand over the next five years.

Based on the Plan Sponsor Magazine’s Recordkeeper Survey, published in its November 2001 issue, Group Pensions was the #1 seller of 401(k) retirement plans in the United States in 2000. With more than 4,200 plans sold in 2001, Group Pensions is expected to maintain its ranking as one of the top 401(k) providers.

Despite a turbulent year for the U.S. economy and equity markets, the number of plan participants grew by 22%, while core pension inforce cases grew by 19%. In addition, Group Pensions experienced record premiums and deposits of almost $5 billion in 2001. This growth enabled Group Pensions’ 401(k) funds under management to grow by 10% in 2001, despite declines in equity market values during the year. Research has shown that delivery of quality investment alternatives, participant education and communications and superior service are key factors in retaining existing plans and generating new sales – the Company’s strategy reflects these priorities. Group Pensions received the Top Rating award for both communications materials and overall participant service for defined contribution providers by Plan Sponsor magazine and was also awarded the DALBAR Communications Seal for excellence in meeting the needs of retirement plan participants in 2001. Furthermore, based on the 2001 Defined Contribution Plan survey, plan sponsors rated Group Pensions in the first quartile for overall investment and record keeping service satisfaction, with 76% indicating that they are very satisfied with the Company. During 2001, Group Pensions provided intermediaries, plan sponsors and participants with enhanced Internet functionality. In 2002, Group Pensions will provide its customers with additional improvements, including enhanced participant statements and Web-based seminars.

The Company’s pension products are marketed, by internal sales account executives, to third party administrators (“TPAs”), broker-dealers and independent agents. Management intends to foster growth of its distribution channels by further strengthening the Company’s relationship with TPAs, increasing the number of sales account executives and continuing to develop the broker-dealer distribution channel. Group Pensions’ leadership position in the TPA channel continues to provide strong sales opportunities, while its success in developing broker-dealer relationships continues to expand Group Pensions’ influence in this channel.

TPAs are important both as a distribution channel and as a provider of plan administration services to plan sponsors. These services include regulatory compliance, discrimination testing, reporting and document processing. Due to the important role of TPAs in developing new relationships and administering plans, Group Pensions seeks to maintain close relationships with them. The Company provides support to these TPAs in the form of direct data links, training, marketing and educational programs. TPAs have access to enhanced e-commerce functionality through a variety of Web-based tools that increase efficiency. Manulife Financial has an established advisory council of TPAs, which provides feedback to the Company on product development and marketing strategies. As a result, Group Pensions has doubled the number of TPA relationships since 1998 and is widely regarded as the leading provider in this market segment.

The broker-dealer channel continued to expand in 2001 and has grown into an important distribution channel. As at December 31, 2001, there were 646 selling agreements signed with broker-dealers, compared to 360 in the prior year. A key strategy in the expansion of this channel has been the development and launch of the broker Web site in 2001. The Web site is designed to build relationships with existing brokers by providing them with client and sales reports, tools to support their potential 401(k) sales, and information regarding Group Pensions products and services. These Web-based features are also designed to attract and develop new broker relationships. As of December 2001, there were approximately 2,300 brokers registered for this site. As part of its continued commitment to the broker-dealer channel, the Group Pensions National Support Centre was established early in 2001 to enhance the level of sales support provided to brokers and to improve broker loyalty. Brokers were also given new support tools including the Annual Contract Review (ACR), a tool to help brokers review annual plan metrics with their clients. In addition, to promote sales and build relationships at the branch and individual broker level, the role of Broker-Dealer Manager has been created to proactively promote awareness of Group Pensions products. Together these initiatives reflect a strong commitment to increasing sales and expanding market share through the broker-dealer channel.

Insurance

The Insurance business unit sells a variety of individual life insurance products, including universal life, variable universal life, term for both single life and survivorship (second-to-die) cases, and participating whole life insurance. Insurance also sells COLI, a variable universal life insurance product specifically designed for the business insurance market. In the individual life insurance market, the Company focuses primarily on providing customized financial and estate planning solutions for high net-worth individuals, defined by the Company as those individuals with assets, excluding their principal residence, in excess of U.S. $1 million. Management anticipates that this segment of the population will continue to grow. Insurance will also continue to leverage its expertise into other niches such as the emerging affluent market and the business insurance market. The average size of Manulife Financial’s new individual life insurance policies sold in 2001 was more than U.S. $1.0 million. Based on information produced by LIMRA, this was the highest average face value in the industry.

The Company continues to be among the innovators of survivorship insurance and other products designed to meet the needs of the older affluent market. The Insurance business unit has developed expertise in underwriting mortality risk for the older age market, particularly risks associated with coronary disease, cancer and diabetes.

Insurance has also developed expertise in the coordination and placement of very large individual insurance policies. Through expertise in the affluent older age market, Insurance has pre-arranged reinsurance programs for large individual policies where the insurance needs are above Manulife Financial’s internal retention limits of U.S. $10 million for single lives and U.S. $15 million on survivorship cases.

Sales of variable universal life insurance products have increased in recent years as a result of the broadening of Insurance distribution channels and customer preferences for products that allow participation in the stock market. Insurance also sells specialized COLI products to a target market of medium-sized and large corporations. The COLI products are predominantly structured around a variable universal life insurance product with the investment options provided by Manulife Financial’s common investment platform in the United States. COLI products offer companies tax-efficient funding vehicles for executive deferred compensation programs.

Insurance products are sold through traditional independent agents, producer groups, broker-dealers, and banks. During 2001, the Insurance business unit received business from more than 6,200 producers. U.S. Division actively develops and maintains its business relationship with these producers by providing technical support with the delivery of customized products for their customers, advanced marketing, and general sales support. U.S. Division also provides enhanced support and sales incentives for a group of more than 400 of its most closely affiliated producers.

During the last few years, the Insurance business unit has broadened its distribution channels by establishing new relationships with national and regional broker-dealers, national and local producer groups, and banks. For 2001, approximately 86% of new sales were attributable to these non-traditional distribution channels, compared to 83% in 2000. The Company has agreements with national broker-dealers such as Merrill Lynch Insurance Group, Smith Barney Inc., A.G. Edwards & Sons, Inc., Morgan Stanley and Prudential Securities Incorporated. Manulife Financial also has long-standing agreements with major producer groups such as BISYS Insurance Services, the Partners Group, Advantage Insurance Network, and Insurance Designers of America. In addition, Insurance has focused on establishing relationships with smaller independent broker-dealers.

In 2001, Insurance had its second best year of sales ever reported, surpassed only by the record levels achieved in 2000. Sales of Insurance’s core universal life and variable universal life (excluding COLI) products surpassed sales in 2000. Fourth quarter sales in 2001 grew more than 40% over the third quarter, double the industry average.

Insurance has traditionally been able to rapidly develop and launch innovative products in response to industry changes. During 2001, to complement its broad range of product offerings, the business unit launched new term, universal life and variable life insurance products, including products designed to respond to new estate tax legislation. In addition, Insurance entered into its first variable universal life private label deal in 2001.

Management’s strategy for future growth includes further enhancing and developing insurance products, expanding Insurance’s share of the COLI market, leveraging its success in the post-reform estate tax market and exploring new distribution opportunities. Product developments planned for 2002 include new term and universal life offerings, improved variable cash accumulation products and repriced variable death benefits. The development of new COLI products, in conjunction with the strengthening of existing channels and the development of new distribution relationships, is expected to drive COLI growth in 2002. To achieve future sales growth, Insurance will continue to develop its distribution network by broadening its non-traditional channels, strengthen and enhance relationships with targeted firms, and increase its market share in the State of New York through new product offerings such as UL and variable cash accumulation products.

Competition

Each of the U.S. markets in which the Company operates is highly competitive. The Annuities business environment is characterized by new market entrants and strong competition from insurance companies based on fund performance, financial strength, customer service and product development. The Group Pensions business unit’s key competitors, in the small and medium-sized group 401(k) pension market, are insurance companies and mutual fund firms who compete primarily on the basis of price and the ability to add value to customers. The Insurance business unit’s competitors, in the individual life insurance market, vary across product lines but primarily are other large insurance companies distributing products through similar channels. Competition in the insurance business environment is based on product development, customer service and breadth of distribution channels. Manulife Financial’s competitors in the 529 Plan market are other non-proprietary intermediary providers, including several major mutual fund and life insurance companies. Competition in this market focuses on investment offerings and performance, compensation and service to the financial intermediary, and price and service to the end customer.

U.S. Division’s competitive strengths include innovation, underwriting expertise, multiple distribution channels and high quality customer service. The Company’s strategy of offering the common investment platform across all the U.S. business lines, as well as the Company’s financial strength and credit ratings, enhances Manulife Financial’s competitive advantage.

CANADA

Manulife Financial’s Canadian Division, operating primarily through Manufacturers Life, is one of the leading life insurance based financial services organizations in Canada. Its wealth management product offerings include individual investment and banking products, annuities, group pension products and mutual funds. Insurance product offerings include a full range of group life, health, dental and disability insurance products and services for Canadian employers. Individual life insurance products are aimed at middle- and upper-income individuals and business owners. Insurance products are also directly marketed to members of professional, alumni, retiree and other associations and to the customers of financial and retail institutions.

In 2001, Canadian Division contributed 29% to the Company’s net income, 21% of total premiums and deposits and as at December 31, 2001, accounted for 24% of the Company’s funds under management.

Canadian Division is comprised of four business units: Individual Wealth Management, Group Benefits, Individual Insurance, and Group Pensions, which in 2001 accounted for 32%, 38%, 19% and 11%, respectively, of Canadian Division’s premiums and deposits.

Individual Wealth Management

The Individual Wealth Management (“IWM”) business unit was established in December 1999. IWM includes all individual savings and retirement products and business including segregated funds and annuities, Manulife Bank, Manulife One, Manulife Securities International Ltd. (“MSIL”) and the retail mutual fund business of Elliott & Page.

IWM offers individual annuities including fixed-rate annuity products, which are supported by the Company’s general fund assets, and variable annuity products, which provide investments in segregated funds. Manulife’s Insured Portfolio Funds allow investors to customize their portfolios to fit their own personal needs and financial goals through a series of flexible options such as maturity and death benefit guarantees, reset and death benefit options, and an investment line-up that includes 72 funds. Among the fund choices are asset allocation funds that allow customers to hold one fund while benefiting from the investment management expertise of multiple fund managers. IWM also offers immediate annuities and structured settlements. These products are designed to provide individuals with a regular income stream from the funds that they have deposited or that have been deposited on their behalf. RRIFs, providing retirement income for individuals, are also offered.

The target market for IWM products is middle- and upper-income individuals, which Canadian Division defines as individuals with an annual family income of more than $80,000. In 2001, Manulife Financial was the number two provider of individual annuities in Canada among insurers, as measured by total premiums, according to information published by LIMRA. IWM held first position for payout annuity assets and second position for segregated fund and accumulation assets as at December 31, 2001 according to information published by LIMRA.

Manulife Bank provides integrated lending and investment products to complement and enhance the products offered by Manulife Financial. Manulife Bank’s overall product offerings include bank accounts, GICs, RRSPs, RRSP loans, leverage loans, mortgages and other specialized loan programs. Introduced in 1999 and amalgamated into Manulife Bank in late 2001, the Manulife One account, the first of its kind in Canada, enables customers to consolidate their personal finances into one multi-purpose chequing and borrowing account to pay down their debts sooner.

Elliott & Page Mutual Funds is a family of 24 mutual funds with assets under management of $2.1 billion as at December 31, 2001. Elliott & Page is the 28th largest mutual fund company in Canada as ranked by the Investment Funds Institute of Canada (IFIC).

Through account representatives, MSIL sells mutual funds for both Manulife Financial and third party mutual fund companies. The products sold by MSIL complement the other investment products within the IWM portfolio.

Individual annuity products are distributed through independent producers, mutual fund dealers and stockbrokers. As at December 31, 2001, the Company had relationships with more than 7,500 independent advisors, 4,500 general agency brokers working through 13 managing general agencies and more than 6,900 stockbrokers with large investment dealers. The Company sells Elliott & Page mutual funds through registered financial advisors with approximately 11,700 such relationships as at December 31, 2001.

Manulife One is available through a number of channels, but primarily distributed through certified sales representatives who can integrate the account with their customers’ total financial plans. As at December 31, 2001, more than 650 sales representatives were certified to sell this product. Manulife Financial and third party mutual funds are distributed by approximately 1,275 mutual fund representatives licensed through MSIL.

During 2000 and 2001, a number of inter-corporate distribution agreements were reached increasing the distribution points in the Canadian marketplace for Manulife Insured Portfolio Funds, guaranteed interest accounts and payout annuities.

Individual Wealth Management is committed to being a leading provider of financial services in Canada. The business unit is mandated to provide an integrated suite of profitable and innovative investment, savings and virtual banking products, through the independent financial advisor and broker-dealer channels, that meet the continuum of needs of advisors and their customers.

Group Benefits

Group Benefits offers group life insurance, short and long-term disability insurance and related management services, private health and hospital insurance, insurance covering medical services and supplies, travel insurance, drug plan coverage, dental insurance and accidental death and dismemberment insurance to employer groups of all sizes. Among the business unit’s specific products and services is ManuScript, a pharmacy benefit management program that offers streamlined administration and a wide range of plan design options.

Canadian Division provides group benefits coverage to more than 13,000 employers, ranging from small businesses to large corporations. Products range from customized benefits and administrative support for medium-sized and large corporations to more standardized benefit programs for smaller businesses. Canadian Division continues to be a leading provider of group life and health insurance in Canada. The Company was among the top five group life and health insurers in Canada in 2000 with approximately 11% of the group market, based on premium revenues and premium equivalents, as reported in the Fraser Group Universe Report.

Canadian Division distributes its group benefits products through a combination of employee benefits consulting firms, brokers and independent producers. As at December 31, 2001, Canadian Division had approximately 3,800 independent producers with active group life and health insurance businesses. Consulting firms focus on large and medium-sized size corporations with a need for custom plans suited to distinct employee groups, while producers primarily market standardized benefit programs for small businesses. These distributors are serviced by 70 account executives and 130 support personnel across the country.

Management is focused on the continuing development of products and services in areas including disability claims management, managed health care and flexible coverage plans. These initiatives concentrate on reducing customer costs by lowering levels of employee absenteeism and disability claims.

Management has made investments in customer service technology to provide the Company’s customers with faster and lower cost processing in this transaction intensive business. The Company maintains a technologically advanced call centre and state-of-the-art secure Internet sites. Both types of technology enable employers and employees a greater range of lower cost self-service opportunities. The Company uses a process that converts paper dental claims to electronic format, allowing automatic on-line adjudication and reducing average processing time for customer claims.

On April 1, 2001 the Company acquired the group life and health business of Zurich Life. This acquisition strengthens the Company’s position in the small (less than 50 lives) case business, bringing approximately 7,000 new clients to the Company and adding approximately $100 million in annual premiums. As of December 31, 2001, all Zurich clients have been converted to Manulife’s systems and support models.

Individual Insurance

The Individual Insurance business unit offers a broad range of products including universal life insurance, term life insurance and participating whole life insurance. It focuses on offering a unique combination of innovative products, value-added advice and excellent service to continue to increase market share in the middle- and upper-income individual, family and business-owner markets. Individual Insurance encompasses the Individual Life Centre, and Affinity Markets, which markets products directly to consumers through associations or affinity sponsorship.

Individual Life Centre

Manulife Financial’s strategy to focus its product development efforts on universal life and term insurance has helped it consistently rank among the top five insurance companies in Canada in each of the past five years based on new premiums on life insurance policies sold in Canada, according to data published by LIMRA as at December 31, 2001. The primary method of distribution for individual life insurance products is through 7,500 independent advisors, 4,500 general agency brokers and more than 6,900 stockbrokers. Manulife Financial’s producers are independent contractors paid by commission who sell both the Company’s products and the products of other life insurance companies. Producers across Canada are supported by a network of regional offices, which provide product, marketing and sales support, tax and estate planning expertise and financial planning tools.

Canadian Division has entered into a number of co-operative inter-corporate distribution agreements to increase the number of distribution points across Canada for Manulife’s individual life insurance products.

In addition to strong market share positions across all major individual life insurance product lines, Manulife Financial entered the critical illness and long term care insurance markets in 2001. After acquiring Commercial Union in early 2001, Manulife Financial repackaged the leading critical illness product and deployed a team of living benefits wholesalers to educate sales representatives on the importance of this growing product line.

Management’s strategy for the Individual Insurance business unit in Canada is to continue to differentiate itself by focusing on product innovation, after-sales service tools and programs, and value-added advice to distributors. It will continue to capitalize on the Company’s underwriting expertise through the ongoing development and introduction of innovative products, such as the Healthstyles preferred underwriting program.

Through other programs such as its Valued Customer Program, originally introduced in 1996 for whole life customers, the Company intends to continue to invest in the ongoing enhancement of its inforce policies to ensure they remain competitive. Through its team of lawyers, accountants and actuarial and underwriting consultants in key regions across Canada, the Individual Life Centre provides professional tax, estate planning and insurance expertise to its distribution partners and affluent clients. This team is part of management’s focus on expanding channels and points of distribution, which includes large investment dealers and other insurance advisor groups.

Affinity Markets

The Affinity Markets business directly markets a variety of insurance products, including life, health, travel, accident, disability and job-loss insurance, to members of sponsoring professional, alumni, and retiree associations/organizations and to the customers of financial and retail institutions. Access to new insurance customers is provided through the endorsement of the sponsoring organization.

Affinity Markets acquires new potential sponsors through its relationship management team. The Company’s products are sold to the sponsor’s members and customers primarily through direct mail, response advertising, telemarketing and the Internet. As at December 31, 2001, Affinity Markets provided products to more than 100 sponsors and insured more than 350,000 organization and association members.

In 2001, agreements were reached with Reader’s Digest Canada to provide life and health insurance products to their customers, and with two provincial Canadian Automobile Association clubs to offer travel insurance. Affinity Markets also provides the Extended Health and Dental program (Follow-Me) to retiring employees currently enrolled in Manulife’s group insurance. This plan has greatly exceeded original sales expectations and as a result the business unit is pursuing the sale of other products such as travel and guaranteed issue life products to this customer segment. During 2001, the Personal Accident and Auto Creditor business obtained in the Commercial Union acquisition was successfully integrated into Affinity Markets. Management will seek growth through acquisitions, the addition of new sponsors, the use of new methods of distribution, and new product development. An individual Critical Illness product is under development and is expected to be launched in the first half of 2002. Affinity Markets also continues to increase the number of sponsored Internet sites through which it markets term life and accident insurance. Affinity Markets is actively seeking opportunities to distribute specialty products through other businesses’ distribution channels.

Group Pensions

Group pension products include defined contribution pension plans, group registered retirement savings plans, deferred profit-sharing plans and group non-registered retirement savings plans. Group Pensions offers two main types of products in the defined contribution and investment only markets, namely Group Retirement Options (“GRO”) and Corporate Investment Options (“CIO”). GRO is a group pension service that provides customers with a series of product options and a wide range of investment choices as well as plan member administration services, while CIO is an investment management only service for group clients that offers a multi-manager approach to meeting the clients’ investment objectives. In 2001, Group Pensions introduced employee stock ownership programs and successfully administered clients with stocks on both domestic and foreign markets.

Group Pensions is a leading provider of group retirement plans in Canada, providing group savings plans to more than 3,000 employers (covering 238,000 employees). The primary target market for defined contribution group products is medium-sized and large employers, which Canadian Division defines as groups with 100 to 3,000 employees and combined assets plus cash flow of between $500,000 and $200 million. Group Pensions also has smaller case plans. As at December 31, 2001, Group Pensions ranked sixth in total pension assets according to information published by Benefits Canada.

Group pension products are distributed across Canada by a team of salaried pension account executives using external employee benefits consulting firms, brokers and independent producers. As at December 31, 2001, Canadian Division had 13 pension account executives, who are in turn assisted by 32 support personnel dedicated to meeting the complete needs of all Group Pensions’ customers.

Group Pensions’ strategy is to continue to build profitable relationships with producers, employers and plan members via innovative products and exceptional service. In particular, Group Pensions is positioning itself as a business partner to producers, as a fiduciary steward to employers, and as an educator to plan members. This strategy is being delivered through Internet capability, a managed investment platform, a national education team, and flexibility in delivering large case customer solutions. Together with streamlined processing, management believes this strategy will both increase value to clients and lower unit costs.

Competition

The Company’s Canadian markets are mature and extremely competitive with a large number of providers. The top 10 companies account for 87% of Canadian funds under management, 94% of individual annuity premiums, 98% of group pension premiums, 80% of individual life insurance premiums and 77% of group life and health insurance premiums, according to 2000 figures published by the CLHIA and Benefits Canada. Some of the products offered by Canadian Division, such as variable annuities, contain an investment component that places them in competition with the products offered not only by other life insurance companies but also by banks, mutual fund companies and investment dealers. New competitors include established U.S. and international insurance companies and mutual fund distributors entering the Canadian market.

Key competitors for wealth management products and services include other Canadian insurance companies, as well as mutual fund companies and banks. In the Group Benefits market, market share is concentrating rapidly among the four largest providers, which are all Canadian insurance companies. Individual Insurance’s primary competitors include Canadian insurance companies and branches of non-Canadian insurance companies, with growing competition from banks.

In this environment of increasing and ongoing competition, management believes Canadian Division will sustain its competitive advantage and leadership in the marketplace over the long term, through the Company’s recognized financial strength and strong brand, its multi-channel distribution strategy, its advances and investments in technology, as well as its commitment to value, service excellence and continuous product innovation for customers and business partners.

In early 2002, the Company announced the acquisition of Zurich Life. This acquisition along with the acquisitions of Commercial Union and Zurich Life’s group life and health business in 2001, will strengthen the Company’s competitive position in two key markets – the individual life insurance market, and the small case group benefits business. Successful integration of these acquisitions, combined with continued product innovation, will provide a strong base for continued growth in the Canadian insurance and wealth management marketplace.

ASIA

Manulife Financial has operated in Asia since 1897, beginning in Hong Kong and the Philippines expanding into Singapore, Indonesia, Taiwan, Macau and more recently, into Shanghai (China), and Vietnam. Asian Division provides a wide range of wealth management products, including pension and mutual funds, and individual and group life and health insurance.

In 2001, Asian Division contributed 17% to the Company’s net income, 10% of premiums and deposits and as at December 31, 2001, accounted for 6% of the Company’s funds under management.

Due to differences in consumer preferences and sophistication, products and distribution strategies differ across Asian markets. The Hong Kong business unit consists of the Individual and Group Operations. Hong Kong operations accounted for 80% of Asian Division’s premiums and deposits in 2001.

Each Asian territory is managed as a discrete business operation, with local general managers having accountability for all aspects of operations. The Company operates through wholly owned subsidiaries and branches of subsidiaries in Hong Kong, the Philippines, Taiwan and Macau. In Vietnam, Manulife Financial acquired the minority interest in Manulife Vietnam on December 31, 2001, making it a wholly owned subsidiary. In Singapore, Indonesia and Shanghai (China), Manulife Financial operates through joint ventures established with Asian companies. The Company’s joint venture partners have assisted the Company in obtaining licenses to operate in these markets and by providing market knowledge and local staff support, particularly in the early stages of entry.

A regional office in Hong Kong provides specialist functional support to each of the territories in relation to financial management, human resources, information technology, regional business development and agency development. Exclusive agency is a key part of the region’s strategy and regional leadership is necessary to develop a consistent approach to further expand the distribution force, consisting of more than 15,000 agents.

Hong Kong

In Hong Kong, Asian Division markets individual life and health insurance, group life and health insurance, and group pension products, as well as Company-sponsored mutual funds. The sale of individual life insurance products is the primary contributor to net income. The launch of the Mandatory Provident Fund (“MPF”) business in 2000 generated a substantial increase in pension premiums and deposits in 2001.

Individual Operations

Hong Kong’s Individual Operations provides a full range of life insurance products denominated in both Hong Kong and U.S. dollars, including whole life insurance, term insurance and endowment insurance. In addition, the Company sells individual health insurance. Products have been sold primarily in the middle- and upper-income markets with the goal of broadening this target segment. Based on new premiums and deposits during 2001, Manulife Financial was the second largest provider of individual life and health insurance products in Hong Kong as at December 31, 2001, according to data published by the Hong Kong Insurance Authority.

Insurance products are primarily marketed through agents who sell the Company’s products exclusively. These agents develop and manage a client base with the objective of creating long-term relationships with customers. As at December 31, 2001, the Company had more than 2,800 agents in Hong Kong. In this market, Management believes that an exclusive agency force best allows the Company to serve its target markets because customers for individual life insurance have a clear preference to purchase from individuals who are known to and trusted by them. Other distribution channels, such as brokers, direct marketing and bank retail outlets, currently account for a small share of new product sales.

Management’s strategy for its Individual Operations focuses on growth of the exclusive agency force and their productivity, enhanced product offerings and enhancements to customer service. Management believes that this strategy will allow the Company to take advantage of the relatively low penetration rate for individual life insurance products in Hong Kong. During 2001, the Company initiated a customer service management system that supports convenient centralized services to customers. In addition, the Company continued development on replacing the existing administrative system to enhance the provision of flexible products and services to clients in a fast paced environment.

Group Operations

Hong Kong’s Group Operations provides life and health insurance and pension products to small- and medium-sized businesses. Products sold include group term life insurance, major medical and outpatient plans, disability income plans and defined contribution pension plans. Group products are distributed through the Company’s exclusive agents as well as through brokers. In 2001, the launch of the MPF business was completed and the Company met its target market share by leveraging its large exclusive agency force and by offering a variety of incentives and services to clients. Enhancements to systems and procedures continued in 2001 to provide better services to customers, including Web sites with inquiry and transactional functions to enable customers to manage their MPF processes through the Internet.

Mutual Funds

Manulife Financial, operating through Manulife Funds Direct (Hong Kong) Limited (“MFD”), markets a range of Company-sponsored mutual funds to individuals through direct solicitation and the Company’s Hong Kong agency force. As at December 31, 2001, MFD had $254 million of funds under management. Management believes the Company is well positioned to capitalize on the anticipated growth in the developing retail mutual fund market in Hong Kong, as the market becomes more sophisticated in its need for wealth management products.

Other Markets

In Indonesia, the Philippines, Singapore, Taiwan, Macau, Shanghai (China) and Vietnam, Manulife Financial distributes a range of individual life and health insurance products to the middle- and upper-income markets. Group life and health insurance and pension products are also sold in some territories. Variable insurance is sold in Indonesia, Singapore, Taiwan and Shanghai and mutual funds are also sold in Indonesia. Products are primarily marketed through exclusive agents, based on the same strategy employed in the Hong Kong market. Other distribution channels, such as brokers, direct marketing and sales through bank retail outlets, currently account for a small share of new product sales, except in Singapore and Indonesia, where bank distribution is an important distribution channel.

Indonesia, the Philippines and Singapore represent the Company’s largest Asian businesses outside of Hong Kong and Japan, together contributing 15% of Asian Division’s premiums and deposits in 2001. In Indonesia, Manulife Financial had an individual life insurance market share, based on total premium income, of 7.2% in 2001, ranking the Company fourth based on data published by Dewan Asuransi Indonesia, the insurance council of Indonesia. In the Philippines, the Company had a market share of 6.0% in 2000, ranking the Company fourth as measured by total premium income, according to data published in the Phil Life Insurance Industry Statistical Summary. In Singapore, the Company had a market share of 1.7% in the third quarter of 2001 as measured by weighted new annualized regular premiums and single premiums, ranking twelfth based on data published by the Life Insurance Association (LIA) of Singapore.

Manulife-Sinochem Life Insurance Co. Ltd. markets personal accident insurance, whole life insurance, term and endowment insurance, annuities and unit-linked riders in the city of Shanghai (China). Products are marketed through an exclusive agency force which, as at December 31, 2001, was comprised of more than 3,000 agents, increasing from about 2,000 agents as at December 31, 2000. With a population of approximately 14 million and a very low penetration rate for insurance products, management believes that Shanghai offers significant long-term potential. In November 2001, the Company was granted a license to expand into the main southern city of Guangzhou further adding to the potential of the operations in China. The Vietnam operation has exceeded expectations as the successful recruiting and training of agents drove expansion in the availability of life insurance products and services in all major cities across the country. After just two years of operations, the agency force exceeded 4,600 as at December 31, 2001, representing an increase of 2,880 in 2001.

Management believes that its business in these Asian markets, while not currently financially significant to the Company, offers future growth prospects, given the demographics of a growing middle-class, rapid growth in per capita gross domestic product over the past decade and the relatively under-penetrated state of the insurance markets. Management believes that its strategy of being an early entrant in Asian markets, together with distribution through an exclusive agency force, will support the Company’s anticipated growth in each territory.

Competition

The life insurance market in Hong Kong is highly competitive. In 2001, five companies, including Manulife Financial, together accounted for the majority of business, measured by first year premiums, according to data published by the Hong Kong Insurance Authority. Major competitors include both insurance companies and large banks. This is also the case in the Hong Kong group pension market. In China and Taiwan, competition is mainly from large domestic insurers. In other Asian markets, Manulife Financial primarily competes with other foreign insurance companies. In recent years, competition has increased as a result of a number of new entrants who compete for both market share and agents.

In Asia, competition is based on distribution capacity and customer service. Management believes that its large exclusive agency force, its customer focus and its long-term presence in the Asian markets are competitive advantages.

JAPAN

Effective January 1, 2002, the Japan Operations of Manulife Financial was established as its own division and no longer included in the results of Asian Division.

In 2001, what is now Japan Division contributed 10% to the Company’s net income, 5% of premiums and deposits and as at December 31, 2001, accounted for 10% of the Company’s funds under management.

In April 1999, the Company entered the Japanese life insurance market by establishing a new life insurance company, Manulife Japan, with a local company, Daihyaku Mutual. While the Company and Daihyaku Mutual each initially owned 50% of the equity of Manulife Japan, the Company owned 74.6% of the voting shares and controlled the board of directors.

Effective May 31, 2000, a business suspension order was issued against Daihyaku Mutual by regulatory authorities in Japan and on June 1, 2000, administrators were appointed to manage Daihyaku Mutual’s business.

On January 25, 2001, Manulife Financial announced the signing of a definitive agreement between Manulife Japan and the administrators of Daihyaku Mutual to assume Daihyaku Mutual’s existing insurance policies. In addition, on this date, Manulife Financial acquired Daihyaku Mutual’s minority interest in Manulife Japan, making Manulife Japan a wholly owned subsidiary of the Company.

The transfer of Daihyaku Mutual’s active insurance policies was completed on April 2, 2001. As a result of this transaction, the Company calculated the fair value of the tangible assets transferred at closing to be Yen 1.3 trillion ($16.0 billion). Policy liabilities and other liabilities increased as at the date of transfer by an amount commensurate with the total assets.

Surrender and maturity activity, death and disability claims and other policy changes in the Daihyaku Mutual block of business reduced Japan’s general fund assets during 2001 by approximately $5.1 billion. Of this amount, approximately $2.7 billion related to discontinued policy obligations existing prior to April 2, 2001, which as at the date of acquisition, were reported in the general fund as Benefits Payable and provision for unreported claims. Manulife Japan’s funds under management, including the original Japanese operations prior to the transfer of Daihyaku Mutual’s policies, were $13.8 billion as at December 31, 2001.

In the latter half of 2001, the Company undertook a range of activities to renew its brand identity including a change of name from Manulife Century Life Insurance Company to Manulife Life Insurance Company, effective September 1, 2001.

Manulife Japan provides Manulife Financial with a significant presence in the largest insurance market in Asia. The success of Manulife Japan depends on a number of factors, including the performance of the economy; capital markets and property markets of Japan and other Asian countries; operational risks, such as employee attrition; acceptance of a foreign-owned company and new products in a local market; regulatory approval of new products; the ability of Manulife Japan’s management to successfully operate the business; and competition from other life insurance companies, both foreign and domestic.

During 2001, Manulife Japan focused its efforts on establishing a strong platform for future growth including the integration of the active insurance policies transferred from Daihyaku Mutual, the realignment of its branch and sales offices, the organizational restructuring of operations, the establishment of a new brand identity and the launch of a new universal life product.

Initial sales of ManuFlex, the new universal life product that was launched on October 1, 2001, have been strong. ManuFlex is one of the first universal life type products in Japan, offering a true savings vehicle along with flexible premium payments and flexible leverage options. With the launch of ManuFlex, Manulife Financial became one of only a handful of companies to introduce this new product type, which over the past 25 years has become an important feature of all other advanced life insurance markets around the world. The level of sales in the first few months supports our view that the same will happen in Japan.

Manulife Japan will leverage its 2001 accomplishments with a key focus on enhancing the professionalism of its distribution channels and operations. The current sales agent distribution system will be upgraded and expanded through an increased emphasis on training and recruitment. Alternative distribution channels, such as stockbrokers, tax accountants and financial planners, will also be pursued. The Company’s training programs and marketing materials will assist both customers and agents to better understand client financial needs.

Supported by Manulife Financial’s worldwide expertise, Manulife Japan will continue to develop its capability to manufacture innovative products in Japan. This will enable it to provide leading financial protection and wealth management products that meet customers’ changing needs, building on the new universal life platform, and the variable annuity product platform that was launched in February 2002.

Operational systems will be upgraded and policy platforms rationalized, thereby enhancing the business’ ability to effectively and efficiently service its customers, while at the same time reducing unit costs.

Competition

The Japanese life insurance market is very competitive. Household penetration rate of life insurance is high and as a result, a large percentage of new life insurance sales are replacements of existing policies with the same or another company.

Five large, traditional, domestic companies, held more than 60% of the total market share in 1998 and have dominated the life insurance market in Japan in the past. The remaining 40 companies vie for the balance of the market. This market data is according to 1998 figures published in a September 2000 Swiss Re Sigma report. Another competitor, which operates at an advantage because it does not pay income tax, is the Post Office Savings and Life Insurance organization, which has an extensive distribution network throughout Japan.

In Japan, Manulife Financial competes primarily on the basis of its worldwide capabilities and financial strength, its ability to offer innovative and high quality products, and its large and professional sales force.

REINSURANCE

Established in 1984, Reinsurance Division has grown to be one of North America’s leading providers of risk management solutions, specializing in life retrocession. In the simplest terms, reinsurance refers to insurance purchased by an insurance company to cover all or part of certain risks on insurance policies issued by that company; retrocession is a form of reinsurance involving the assumption of risk from other reinsurers. Manulife Financial’s innovative products generate customer interest worldwide, with business written in North America, Europe, Asia and Australia. Through offices in Toronto, Germany and Barbados, Reinsurance Division provides customer-focused solutions through the following lines of business: Life and Financial (including both retrocession of traditional risk and financial reinsurance); Property and Casualty (offering specialized non-traditional retrocession for P&C reinsurers); and Accident and Health (including personal and specialized coverages).

In 2001, Reinsurance Division contributed 4% to the Company’s net income, 3% of premiums and deposits and as at December 1, 2001, accounted for 3% of the Company’s funds under management.

Following the tragic events of 2001 and the sizeable losses that occurred in the insurance industry, the reinsurance market is experiencing a significant hardening of rates and terms of coverage, together with a reduction in available capacity. Manulife Financial’s Reinsurance Division, as a recognized market leader, is well positioned to respond to these market conditions and will look for opportunities to grow its business, while maintaining a strong focus on risk management.

Life and Financial Reinsurance

The Life and Financial Reinsurance business line provides both life risk reinsurance and life financial reinsurance business solutions to customers. The majority of the Company’s life risk reinsurance business involves the retrocession of the mortality risk of traditional life insurance. The Life and Financial Reinsurance business line also provides customized financial retrocession to life reinsurance companies who seek to cede or restructure a portion of their life reinsurance liabilities in order to finance mergers and acquisitions, improve regulatory capital ratios, increase return on capital, improve price competitiveness or reduce the impact of financial loss.

The Life and Financial Reinsurance business line markets directly to leading reinsurance and insurance companies by taking advantage of the Company’s long-standing relationships with many of these companies, particularly in North America and Europe.

According to information published in the Munich Re Survey, Manulife Financial was the largest life retrocessionaire in North America in 2000, with a 31% new business market share. The Company had a portfolio of more than $160 billion of life retrocession and life reinsurance inforce as at December 31, 2001.

The North American market for life risk retrocession is mature.

Over the longer term, management believes that reinsurance market consolidation will lead to larger companies with a potentially lesser need for life risk retrocession. Management’s strategy, in response to this changing market, is to concentrate on maintaining its leadership position in the life risk retrocession market by strengthening partnerships with select clients whose business philosophy is aligned with its own.

Management believes that opportunities for life financial reinsurance are expanding due to consolidation in the life insurance industry and an increasing emphasis on financial management. The Company expects to continue the strong business growth it has recently achieved as a result of being one of the most professional and responsive providers in this specialized field.

Accident and Health Reinsurance

The Accident and Health Reinsurance business line selectively participates in the accident reinsurance market, focusing on directly underwritten accident business and providing a diverse range of risk coverages to insurers. The business is written on a global basis and types of coverage include: accidental death and dismemberment; mortality stop loss coverage; catastrophic excess of loss coverage; group term life; sporting and entertainment risks; and occupational accident coverage. Accident reinsurance is sold mainly through reinsurance brokers and, to a lesser extent, directly to insurers.

The Company does not participate in the U.S. medical reinsurance market and does not use third parties to perform core underwriting and claims functions. The Company remains committed to providing accident reinsurance and expects to benefit from writing selective business in a market with significantly reduced capacity.

Property and Casualty Reinsurance

The Property and Casualty Reinsurance business line’s focus is on providing non-traditional reinsurance in specific market niches, primarily to large international reinsurers. Manulife Financial provides customized retrocession to customers who want to cede or restructure a portion of their property and casualty insurance liabilities in order to improve regulatory capital ratios, increase return on capital, improve price competitiveness or reduce the impact of a financial loss. The Company also underwrites property and casualty risk reinsurance, although mainly to accommodate a wider range of existing customers’ needs as well as to develop relationships with new customers. The Company’s property and casualty reinsurance risk portfolio is relatively small. Property and casualty reinsurance is sold directly to reinsurance companies and through selected reinsurance brokers.

Manulife Financial is a niche competitor in a market that is dominated by a small number of large reinsurers. Management’s strategy is to continue to expand existing relationships as well as develop new ones. Management expects continued growth in its non-traditional retrocession business, which is well positioned to take advantage of improving market conditions. Performance in the Property and Casualty Reinsurance business line is influenced by competition and capacity available in the international property and casualty reinsurance market, as well as by trends in regulatory and financial accounting standards.

Competition

Only a few well-capitalized insurance companies, such as Manulife Financial, specialize in life retrocession. In addition, direct reinsurers compete for life retrocession business. Accident and Health Reinsurance competitors include other life insurance companies, property and casualty insurance companies, reinsurance pools formed specifically to write these coverages and Lloyd’s of London. Life financial reinsurance and non-traditional property and casualty reinsurance coverage is written by relatively few well-capitalized international companies. The Company is a niche competitor in these markets.

INVESTMENT OPERATIONS

Manulife Financial’s Investment Operations manages assets for the Company’s insurance and wealth management businesses and for external third party clients. Manulife is a significant player in all the asset classes that it manages, with securities management offices located in various key financial centers.

The Operations

The Securities Management group manages securities in all major asset classes and major securities markets, utilizing a variety of investment styles. The group includes Elliott & Page in Canada, Manulife International Investment Management Limited (“MIIML”) in London, England, MFD in Hong Kong as well as investment operations in Japan, and a partial interest in Seamark Asset Management Limited (“Seamark”). Today, Elliott & Page manages assets totaling almost $50 billion for the Company as well as for institutional and individual investors. MIIML manages $5.3 billion of general, segregated and mutual funds for the Company and third parties. The investment offices in Hong Kong and Japan manage assets of $15.8 billion for the Company’s growing Asian and Japanese operations including the assets acquired in the Daihyaku Mutual transaction in April of 2001. After Seamark’s successful IPO in July of 2001, Manulife still retains a 35% interest in Seamark, which specializes in the management of pension funds, endowment funds, insurance company funds and private investor assets, primarily for third parties.

The Asset Origination group, with a portfolio size of $13.1 billion, includes Mortgage and Real Estate operations located throughout North America, Manulife Capital Corporation and NAL Resources. Manulife Capital Corporation originates and manages a portfolio of non-traditional assets in Canada and the United States, while NAL Resources manages oil and gas properties in Alberta, Saskatchewan and Ontario for the Company and for third parties.

INVESTMENTS

GENERAL FUND ASSETS

Manulife Financial manages its general fund assets, emphasizing high credit quality and diversification across asset classes and individual investment risks. The general fund assets of the Company are invested primarily in investment-grade bonds and commercial mortgages.

The following table summarizes the Company’s consolidated general fund invested assets by asset category as at December 31, 2001 and 2000.

Consolidated General Fund Invested Assets
	December 31, 2001		December 31, 2000

($ millions, unless otherwise stated)	Carrying Value	% of Total	Carrying Value	% of Total

Bonds	$46,070	61.6%	$33,270	58.8%
Mortgages (1)
Commercial	7,448	10.0	6,824	12.1
Residential	454	0.6	350	0.6
Stocks	6,964	9.3	4,621	8.2
Real estate	3,484	4.7	3,262	5.8
Policy loans	4,644	6.2	3,616	6.4
Cash and short-term investments	4,995	6.7	3,783	6.6
Other investments (2)	693	0.9	884	1.5

Total invested assets (3)	$74,752	100.0%	$56,610	100.0%

(1)	The breakdown of mortgages between commercial and residential is unaudited.
(2)	Included in other investments are investments in oil and gas properties and commercial loans.
(3)	For information regarding the fair value of, and realized gains (losses), deferred realized net gains and total realized and unrealized gains (losses) relating to, the consolidated general fund invested assets, see note 3(a) to the audited consolidated financial statements.

The consolidated general fund invested assets were denominated 35% in Canadian dollars, 44% in U.S. dollars, 16% in Japanese yen and 5% in other currencies, as at December 31, 2001.

The following table sets forth the net investment yield on the consolidated general fund invested assets for the years ended December 31, 2001, 2000 and 1999.

Consolidated General Fund Invested Assets Net Investment Yield (1)(2)
	Canadian Dollar Assets	U.S. Dollar Assets	Japanese Yen Assets (3)	Other Currency Assets (4)

Year ended December 31, 2001	8.92%	7.60%	0.72%	7.17%
Year ended December 31, 2000	9.57%	8.10%	NA	6.90%
Year ended December 31, 1999	9.19%	8.98%	NA	8.59%

(1)	Yields are based on investment income, divided by the monthly average carrying value of the asset, including accrued income, net of deferred gains.
(2)	Unaudited.
(3)	Yield for Japanese yen assets in 2001 was for the period from April 2 to December 31.
(4)	Yield for the years ended December 31, 2000 and 1999 was restated to include Hong Kong dollar assets.

The Company has established a number of policies and procedures, each subject to periodic review and approval by the Board of Directors, which is designed to measure and control risk in the management of the Company’s general fund assets. These include policies and procedures relating to asset liability mismatch, liquidity, currency, credit and derivatives. See “Management’s Discussion and Analysis – Risk Management.” These policies and procedures are also designed to ensure compliance with the various Canadian and U.S. regulatory requirements to which the Company is also subject. See “Government Regulation — Canada — Investment Powers” and “— United States — Investment Powers.”

BONDS

The bond portfolio was $46.1 billion as at December 31, 2001, representing 62% of the carrying value of consolidated general fund invested assets. As at December 31, 2001, 78% of the bond portfolio was rated “A” or higher and 97% was rated “BBB” (investment grade) or higher. Investment grade bonds include the securities of over 650 different issuers, with no corporate issuer representing more than 1.2% of such bonds, as at December 31, 2001. Below investment grade bonds include the securities of over 130 different issuers, with no corporate issuer representing more than 6.8% of such bonds, as at December 31, 2001. As at December 31, 2001, $330 million of the investments in the bond portfolio were classified as impaired.

The following table summarizes the Company’s bond portfolio credit quality as at December 31, 2001 and 2000.

Bond Portfolio Credit Quality

($ millions, unless otherwise stated)		December 31, 2001		December 31, 2000

NAIC Designation (1)	Rating Agency Designation (2)	Carrying Value	% of Total	Carrying Value	% of Total

1	AAA	$11,930	25.9%	$9,641	29.0%
1	AA	10,321	22.4	6,211	18.7
1	A	13,772	29.9	12,571	37.8
2	BBB	8,559	18.6	3,577	10.7
3 & below	BB & lower, and unrated	1,488	3.2	1,270	3.8

Total		$46,070	100.0%	$33,270	100.0%

(1)	NAIC designations are assigned no less frequently than annually.
(2)	Sources: Dominion Bond Rating Service Ltd.; Standard & Poor’s Ratings Services; Moody’s Investors Service, Inc.; Fitch IBCA; Thomson Financial Bankwatch, Inc.; Rating & Investment Information, Inc.; Japan Credit Rating Agency, Ltd. and Internal Ratings. Rating designation includes all gradations within the relevant category.

Of the total bond portfolio, 43% was invested in government-related securities as at December 31, 2001. The remainder of the portfolio was primarily composed of non-callable corporate bonds. As at December 31, 2001, the bond portfolio was 50% denominated in U.S. dollars, 29% in Canadian dollars, 16% in Japanese yen and 5% in other currencies. The following table sets forth the composition of the Company’s bond portfolio as at December 31, 2001 and 2000.

Bond Portfolio Composition (1)
	December 31, 2001		December 31, 2000

($ millions, unless otherwise stated)	Carrying Value	% of Total	Carrying Value	% of Total

Federal / supranational	$13,486	29.3%	$7,327	22.0%
Provincial / state	4,941	10.7	5,155	15.5
Municipal / other	314	0.7	393	1.2
Mortgage-backed securities	1,232	2.7	1,733	5.2
Corporate	26,097	56.6	18,662	56.1

Total	$46,070	100.0%	$33,270	100.0%

(1)	Unaudited.

As at December 31, 2001, the Company held $2.5 billion of bonds acquired through private placements, which constituted 5.5% of the Company’s total bond portfolio. The Company invests in private placement bonds because of the generally higher yield available on such investments compared to similarly rated public bonds. Although there is generally less liquidity in the private placement bond market than in the public bond market, private placement bonds typically have more restrictive financial and business covenants and stronger prepayment protection designed to offset the impact of this decreased liquidity. To the extent that its private placement bonds are not rated by nationally-recognized rating agencies, the Company assigns a rating for internal monitoring purposes using methodologies that management believes generally track methodologies employed by these rating agencies. As at December 31, 2001, 72% of the Company’s private placement bond portfolio was rated “A” or higher and 94% was rated “BBB” or higher.

The following table summarizes the remaining term to maturity of the bond portfolio as at December 31, 2001 and 2000.

Bond Portfolio Scheduled Maturities
	December 31, 2001		December 31, 2000

($ millions, unless otherwise stated)	Carrying Value	% of Total	Carrying Value	% of Total

Due in one year or less	$3,711	8.0%	$1,438	4.3%
Due after one year through five years	14,732	32.0	7,621	22.9
Due after five years through ten years	10,904	23.7	8,221	24.7
Due after ten years	15,491	33.6	14,257	42.9
Mortgage-backed securities	1,232	2.7	1,733	5.2

Total	$46,070	100.0%	$33,270	100.0%

MORTGAGES

Manulife Financial’s mortgage investments represented 11% of general fund invested assets as at December 31, 2001. The mortgage portfolio is diversified by location, property type and mortgagor, and invests almost entirely in first mortgages. As at December 31, 2001, first mortgages represented 98% of total mortgages. All mortgages are secured by real properties with 65% located in Canada and 35% located in the United States. The Company commenced a staff mortgage plan in Hong Kong in 2000 and the portfolio represented 0.3% of total mortgages. As at December 31, 2001, commercial mortgages constituted 94% of total mortgages. The Company has an insignificant amount of development lending within the commercial mortgage portfolio.

The following table summarizes the Company’s commercial mortgage portfolio by property type as at December 31, 2001 and 2000.

Commercial Mortgage Portfolio - Property Type
	December 31, 2001		December 31, 2000

($ millions, unless otherwise stated)	Carrying Value	% of Total	Carrying Value	% of Total

Consolidated Company
Multi-unit residential (1)	$1,307	18%	$1,186	17%
Retail	1,891	25	1,958	29
Office	2,015	27	1,708	25
Industrial	1,942	26	1,713	25
Other	293	4	259	4

Total	$7,448	100%	$6,824	100%

Canada
Multi-unit residential (1)	$893	12%	$878	13%
Retail	1,514	20	1,594	23
Office	1,013	14	869	13
Industrial	1,093	15	942	14
Other	170	2	142	2

Total	$4,683	63%	$4,425	65%

United States
Multi-unit residential (1)	$414	6%	$308	4%
Retail	377	5	364	6
Office	1,002	13	839	12
Industrial	849	11	771	11
Other	123	2	117	2

Total	$2,765	37%	$2,399	35%

(1)	Includes multi-unit residential properties, such as condominiums.

The following table summarizes the Company’s commercial mortgage portfolio by regional distribution as at December 31, 2001 and 2000.

Commercial Mortgage Portfolio - Regional Distribution
	December 31, 2001		December 31, 2000
($ millions, unless otherwise stated)	Carrying Value	% of Total	Carrying Value	% of Total

Canada
Ontario	$2,477	33%	$2,349	34%
Western Canada	1,899	26	1,829	27
Quebec	200	3	173	3
Other Canada	107	1	74	1

	$4,683	63%	$4,425	65%

United States
Pacific	$866	12%	$700	10%
Mid-Atlantic	255	3	213	3
New England	113	1	112	2
Central Northeast	518	7	425	6
South Atlantic	785	11	775	11
Other	228	3	174	3

	$2,765	37%	$2,399	35%

Total	$7,448	100%	$6,824	100%

Mortgages are originated through a network of 14 branches across Canada and the United States. In 2001, Manulife Financial originated more than one half of its business directly, with mortgage broker referrals representing the balance. Manulife Financial does not have any exclusive arrangements with brokers and does not experience any material difference in mortgage performance between direct and referred borrowers. The Company requires external appraisals on all new and renewal mortgages over $5 million. Approval of new mortgages and renewals or any amendments to mortgages must be made in accordance with the Company’s mortgage lending policy guidelines, which are reviewed by the Board of Directors at least annually.

The value of government-insured loans was 3.0% of the total mortgage portfolio as at December 31, 2001. The Company also had privately-insured mortgages representing 1.3% of the total mortgage portfolio as at December 31, 2001. For conventional loans in both Canada and the United States, the Company’s maximum loan-to-value ratio is 75% at the time the mortgage is underwritten or purchased.

Every year, the Canadian and U.S. mortgage portfolios are subjected to a review based on specified criteria to ensure that appropriate provisions and reserves have been established. This resulted in a review of 24% of the Canadian mortgage portfolio and 82% of the U.S. mortgage portfolio, on a principal balance outstanding basis, as at December 31, 2001.

As at December 31, 2001, 0.56% of the Company’s Canadian mortgage portfolio and none of the U.S. mortgage portfolio was considered delinquent. As at December 31, 2001, 0.73% of the Canadian commercial mortgages and none of the U.S. commercial mortgages were restructured.

All mortgages in arrears one month or more are reported monthly to senior management. The Company actively seeks to manage and resolve its troubled commercial mortgages. Immediately after a loan falls 90 days past due, a full analysis is completed on the borrower and the property, including a site inspection. An action plan is prepared for each mortgage 90 days in arrears with the objective of obtaining the highest recovery available. Proposed resolutions may include restructuring the mortgage, selling the mortgage at a discount, selling the property by power of sale, foreclosing on the property or initiating legal action. An environmental site assessment, prepared by an independent third party, must be conducted prior to taking possession of any property. If environmental concerns are identified, then a more detailed environmental assessment must be obtained. Additionally, before the Company becomes a mortgagee-in-possession, approval is required from the Company’s environmental compliance officer.

The following table summarizes the Company’s delinquent mortgages and mortgages in the process of foreclosure by property type, as at December 31, 2001 and 2000, compared to industry averages calculated by the CLHIA and ACLI.

Mortgages Delinquent or in the Process of Foreclosure by Property Type (1)(4)
($ millions, unless otherwise stated)

	December 31, 2001				December 31, 2000

		Company		CLHIA / ACLI (2)		Company		CLHIA / ACLI (3)

Property Type	Number of Mortgages	Principal Balance	Delinquency and Foreclosure Rate	Delinquency and Foreclosure Rates	Number of Mortgages	Principal Balance	Delinquency and Foreclosure Rate	Delinquency and Foreclosure Rate

Canada
Multi-unit Residential	2	$2.0	0.04%	0.19%	4	$3.7	0.08%	0.23%
Retail	6	14.6	0.29	0.10	8	18.5	0.41	0.30
Office	2	5.3	0.10	0.09	5	9.2	0.20	0.10
Industrial	3	2.7	0.05	0.10	1	1.1	0.03	0.03
Other	7	3.8	0.08	0.05	1	2.5	0.06	0.04

Total	20	$28.4	0.56%	0.53%	19	$35.0	0.78%	0.70%

United States
Multi-unit Residential	—	$—	—%	0.01%	—	$—	—%	0.03%
Retail	—	—	—	0.04	—	—	—	0.13
Office	—	—	—	0.02	—	—	—	0.08
Industrial	—	—	—	0.02	—	—	—	0.02
Other	—	—	—	0.04	—	—	—	0.02

Total	—	$—	—%	0.13%	—	$—	—%	0.28%

(1)	In Canada, a mortgage is considered delinquent if it has been in arrears 3 months or more, whereas in the United States, a mortgage is considered delinquent if it has been in arrears 60 days or more.
(2)	Sources: CLHIA Canadian Mortgage Investment Review – Fourth Quarter, 2001 and ACLI Mortgage Loan Portfolio Profile – December 31, 2001.
(3)	Sources: CLHIA Canadian Mortgage Investment Review – Fourth Quarter, 2000 and ACLI Mortgage Loan Portfolio Profile – December 31, 2000.
(4)	Unaudited.

The following table summarizes the Company’s delinquent mortgages and mortgages in the process of foreclosure by region, as at December 31, 2001 and 2000 compared to industry averages calculated by the CLHIA and ACLI.

Mortgages Delinquent or in the Process of Foreclosure by Region (1)(4)
	December 31, 2001				December 31, 2000

		Company		CLHIA / ACLI (2)		Company		CLHIA / ACLI (3)

Region	Number of Mortgages	Principal Balance	Delinquency and Foreclosure Rate	Delinquency and Foreclosure Rates	Number of Mortgages	Principal Balance	Delinquency and Foreclosure Rate	Delinquency and Foreclosure Rate

Canada
Ontario	16	$20.5	0.40%	0.31%	14	$27.3	0.61%	0.48%
Western Cda	3	7.1	0.14	0.11	3	6.1	0.13	0.11
Quebec	1	0.8	0.02	0.09	2	1.6	0.04	0.09
Other	0	0.0	0.00	0.02	0	0.0	0.00	0.02

Total	20	$28.4	0.56%	0.53%	19	$35.0	0.78%	0.70%

United States
Pacific	—	$—	—%	0.00%	—	$—	—%	0.06%
Mid-Atlantic	—	—	—	0.01	—	—	—	0.01
New England	—	—	—	0.01	—	—	—	0.01
Central Northeast	—	—	—	0.02	—	—	—	0.03
South Atlantic	—	—	—	0.04	—	—	—	0.08
Other	—	—	—	0.05	—	—	—	0.09

Total	—	$—	—%	0.13%	—	$—	—%	0.28%

(1)	In Canada, a mortgage is considered delinquent if it has been in arrears 3 months or more, whereas in the United States, a mortgage is considered delinquent if it has been in arrears 60 days or more.
(2)	Sources: CLHIA Canadian Mortgage Investment Review – Fourth Quarter, 2001 and ACLI Mortgage Loan Portfolio Profile – December 31, 2001.
(3)	Sources: CLHIA Canadian Mortgage Investment Review – Fourth Quarter, 2000 and ACLI Mortgage Loan Portfolio Profile – December 31, 2000.
(4)	Unaudited.

STOCKS

Stocks represented 9% of the consolidated general fund invested assets as at December 31, 2001. The Company’s stock portfolio is diversified by industry sector and issuer, and consists almost entirely of listed common shares. As at December 31, 2001, the Company’s stock portfolio was invested 33% in Canadian issuers, 39% in U.S. issuers, 21% in Asian issuers and 7% in other issuers. The largest single issuer in the stock portfolio represented 4.4% of the portfolio.

Management believes that, over the long term, stocks provide greater returns than other asset classes. While a portion of the stock portfolio is indexed, the strategy for the actively managed stocks is to identify and acquire undervalued stocks of companies with strong balance sheets and good earnings potential.

REAL ESTATE

Real estate represented 5% of the consolidated general fund invested assets as at December 31, 2001. As at December 31, 2001, the real estate carrying value was $3.5 billion, with 61% located in the United States, 38% in Canada and 1% in Asia.

Manulife Financial’s real estate investment activities focus on major urban centres. Commercial office properties are the major component, representing 72% of the portfolio as at December 31, 2001, with the remainder split among residential, retail, industrial and other property classifications. The overall occupancy rate for all real estate investments as at December 31, 2001 was 97.7%.

The real estate portfolio, as at December 31, 2001, had a market value surplus of $421 million over carrying value including deferred realized net gains. Real estate market values are determined by a combination of independent appraisals and values established by professional accredited appraisers who are employees of the Company. All of the Company’s real estate properties having a carrying value of $30 million or greater are appraised annually with the remainder appraised at least once every three years. In 2001, approximately 80% of the real estate portfolio was appraised, almost completely by independent appraisers. An environmental site assessment, prepared by an independent third party, must be conducted for all new real estate properties. If any environmental concerns are identified, then a more detailed environmental assessment must be obtained. Additionally, approval is required from the Company’s environmental compliance officer.

POLICY LOANS

Policy loans represented 6% of invested assets as at December 31, 2001. Most individual life insurance policies, excluding term insurance, provide the policyholder with the right to obtain a policy loan from the Company. Such loans are made in accordance with the terms of the respective policies and are carried at the outstanding balance.

Policy loans are fully secured by the cash value of the policies on which the respective loans are made. If a policyholder surrenders the policy, the cash value paid by the Company will be the cash value less the amount of the outstanding policy loan. Similarly, upon the death of the policyholder, the death benefit paid by the Company will be the death benefit less the amount of the outstanding policy loan. Consequently, the Company has no exposure to default risk on policy loans. The majority of policy loans are made at interest rates currently prevailing in the market.

NON-TRADITIONAL INVESTMENTS

Manulife Financial has invested a small portion of its assets in non-traditional investments. As at December 31, 2001, non-traditional investments represented 1.2% of consolidated general fund invested assets. Management believes that these non-traditional investments will allow the Company to earn a higher return than that earned on traditional investments. Non-traditional investments include, but are not limited to, private structured debt and equity investments in various industries.

The Company has invested in producing oil and gas properties in Alberta, Saskatchewan and Ontario. As at December 31, 2001, the carrying value of the oil and gas holdings was $248 million.

IMPAIRED ASSETS

As at December 31, 2001, impaired assets, net of allowances, were $186 million, representing 0.25% of the consolidated general fund invested assets. Allowances for losses on bonds and mortgages are established when an asset or portfolio of assets becomes impaired as a result of deterioration in credit quality, to the extent there is no longer assurance of timely realization of the carrying value of the asset and related investment income. Stocks are written down to market value if an impairment in the value of the entire stock portfolio, determined net of deferred realized gains, is considered to be other than temporary. In the real estate portfolio, properties are written down to market value if an impairment in the value of the entire real estate portfolio, determined net of deferred realized gains, is considered to be other than temporary. Assets are reviewed quarterly to identify whether any provisions should be taken. The carrying value of an impaired asset is reduced to the net realizable value of the asset in the period of impairment and a corresponding provision is charged to income. Once established, an allowance is only reversed if the conditions that caused the impairment no longer exist. Manulife Financial had established asset loss allowances of $208 million as at December 31, 2001. For additional information regarding impaired assets, see note 3(e) to the audited consolidated financial statements.

SEGREGATED FUNDS

As at December 31, 2001, the Company’s segregated funds had net assets of $59.2 billion. Assets in segregated funds are primarily generated from the Company’s variable annuity, pension and insurance businesses. Policyholder benefits on these variable products are based on the performance of the relevant segregated funds, subject to certain minimum guarantees provided by the Company for which reserves are held in the general fund. Of the segregated funds, 19% were managed internally and 81% were managed by external advisors as at December 31, 2001. Of the internally managed and ranked segregated funds, 12% achieved above median performance on a one year basis and 64% were above median on a three-year basis. Of the externally managed and ranked segregated funds, 54% achieved above median performance on a one-year basis and 56% were above median on a three-year basis. These comparisons are based on quartile rankings developed by BellCharts Inc., Micropal Ltd. and Morningstar Inc.

Information on minimum guarantees on segregated funds is included in note 4(c) to the audited consolidated financial statements.

MUTUAL FUNDS

As at December 31, 2001, the Company’s mutual funds had net assets of $1.7 billion, 50% of which were managed internally by Elliott & Page, MIIML or MFD and 50% of which were managed by external advisors. The Company does not provide any guarantees on the Company’s mutual funds. The following table shows the one-year and three-year performance rankings for Manulife Financial’s ranked mutual funds, as at December 31, 2001.

Mutual Funds Performance (1)(2)

	1 Year Performance		3 Year Performance

($ millions, unless otherwise stated)	Assets	% of Total	Assets	% of Total

1st Quartile	$121	8%	$557	38%
2nd Quartile	628	41	320	22
3rd Quartile	195	13	401	28
4th Quartile	593	38	178	12

Total	$1,537	100%	$1,456	100%

(1)	Source: Based on quartile rankings developed by BellCharts Inc., Micropal Ltd., and Morningstar Inc.
(2)	Unaudited.

THIRD PARTY INVESTMENT MANAGEMENT SERVICES

Through its subsidiaries, the Company offers a full range of investment management services to pension funds, pooled funds, mutual funds, endowment funds and other institutions. As at December 31, 2001, $2.7 billion of third party assets were managed by the Company. Although these services currently represent a small portion of the Company’s operations, Manulife Financial intends to expand the investment management businesses of Elliott & Page, MIIML and MFD.

GOVERNMENT REGULATION

As an insurance company, Manulife Financial is subject to regulation and supervision by governmental authorities in the jurisdictions in which it does business. In Canada, the Company is subject to both federal and provincial regulation. In the United States, the Company is primarily regulated by each of the states in which it conducts business and by the federal securities laws. The Company’s Asian operations are similarly subject to a variety of regulatory and supervisory regimes in each of the Asian jurisdictions in which the Company operates, and which vary in degree of regulation and supervision.

CANADA

Manulife Financial is governed by the ICA. The ICA is administered, and activities of the Company are supervised, by OSFI. The ICA permits insurance companies to offer, through subsidiaries and networking arrangements, a broad range of financial services, including banking, investment counselling and portfolio management, mutual funds, trust, real property brokerage and appraisal, information processing and merchant banking services. The ICA and the regulations thereunder contain restrictions on the purchase or other acquisition, issue, transfer and voting rights of the shares of an insurance company. The ICA requires the filing of annual and other reports on the financial condition of the Company, provides for periodic examinations of the Company’s affairs, imposes restrictions on transactions with related parties, and sets forth requirements governing reserves for actuarial liabilities and the safekeeping of assets and other matters. The most recently completed periodic examination of Manulife Financial, conducted in 2001, did not raise any material issues.

Investment Powers

Under the ICA, Manulife Financial must maintain a prudent portfolio of investments and loans, subject to certain overall limitations on the amount it may invest in certain classes of investments, such as commercial loans. Additional restrictions (and in some cases, the need for regulatory approvals) limit the type of investment which the Company can make in excess of 10% of the voting rights or 25% of the equity of any entity.

Minimum Continuing Capital and Surplus Requirements

The ICA requires a federally incorporated insurance company to maintain adequate capital and liquidity in relation to its operations. OSFI has established the MCCSR, under which a life insurance company is required to maintain a minimum amount of capital. This is calculated by reference to, and varies with, the risk characteristics of each category of on- and off-balance sheet assets and liabilities held by the insurance company. The MCCSR calculation typically requires the application of quantitative factors to assets and liabilities, as well as to certain off-balance sheet items, based on six risk components: (i) asset default risk; (ii) off-balance sheet exposures; (iii) mortality/morbidity risk and lapse risk; (iv) interest margin pricing risk; (v) the risk of changes in the interest rate environment; and (vi) segregated fund guarantee risk. The total capital required is the sum of the calculated capital requirement for each of the six risk components.

OSFI uses the total capital required and compares it to the amount of available capital in assessing an insurance company’s financial strength. The principal elements of available capital include reported surplus, unamortized deferred realized and unrealized gains and losses on investments not taken into account in the valuation of liabilities on an after-tax basis, qualifying preferred shares, qualifying innovative capital instruments, qualifying non-controlling interests in subsidiaries arising on consolidation, and subordinated debt. Goodwill is deducted from available capital. Funds raised by a life insurance company through borrowing or issuing shares are treated as different categories of available capital for MCCSR purposes depending on the characteristics of the instrument issued.

MCCSR categorizes available capital as Tier 1 or Tier 2. Tier 1 capital includes a company’s shareholders’ and participating policyholders’ equity accounts, innovative capital instruments, non-controlling interests in subsidiaries arising on consolidation from Tier 1 capital instruments, after-tax realized unamortized investment gains and losses on surplus assets, reduced by negative reserves, cash value deficiencies and goodwill. Preferred shares that are non-cumulative and perpetual generally qualify as Tier 1 capital. Other preferred shares such as limited term preferred shares or cumulative preferred shares are considered as part of Tier 2 capital. Subordinated debt is generally considered part of Tier 2 available capital as long as it has a minimum term to maturity of five years and does not contain restrictive covenants or default clauses that would allow the holder to trigger payments in circumstances other than insolvency, bankruptcy, or winding-up of the issuer. In addition, Tier 2 capital principally includes some qualifying non-controlled interests, 75% of cash value deficiencies and negative reserves and after-tax unrealized unamortized net investment gains and losses on widely traded surplus assets. Tier 2 capital is limited to no more than 100% of Net Tier 1 capital. In addition, the portion of Tier 2 capital from subordinated debt and preferred shares which can be redeemed at the option of the holder, with the approval of the Superintendent, is generally limited to 50% of Net Tier 1 capital. A strongly capitalized company should not have innovative Tier 1 instruments and non-cumulative perpetual preferred shares that, in aggregate, exceed 25% of Net Tier 1 capital. In addition, innovative instruments shall not, at the time of issuance, comprise more than 15% of Net Tier 1 capital.

OSFI can intervene and assume control of an insurance company if it deems the amount of available capital insufficient. In doing so, OSFI will consider such factors as the company’s operating experience, the mix, quality and concentration of assets, the profile of insurance and the retention limits. The MCCSR formula may be adjusted by OSFI in the future, as experience with the formula develops and the risk profile of Canadian life insurers changes.

As at December 31, 2001 and 2000, the required capital for Manufacturers Life was $4.4 billion and $3.4 billion, respectively, and the available capital was $10.3 billion and $8.0 billion, respectively. The resulting MCCSR ratios were 236% and 238% as at December 31, 2001 and 2000, respectively, well above the minimum requirement established by OSFI.

OSFI introduced a new MCCSR required capital element for segregated fund guarantees as at December 31, 2000. The increased capital requirement was phased in over two years, with 50% of the requirement reflected at the end of 2000 increasing to 100% by the end of 2001. However, the impact to the Company of the increase in the capital requirement for segregated fund guarantees at the end of 2001 was substantially offset by other changes in the OSFI capital requirements for the Canadian guarantees in October of 2001 and by strengthened actuarial reserves.

Restrictions on Shareholder Dividends and Capital Transactions

The ICA prohibits the declaration or payment of any dividend on shares of an insurance company if there are reasonable grounds for believing a company is, or the payment of the dividend would cause the company to be, in contravention of MCCSR. The ICA also requires an insurance company to notify the Superintendent of the declaration of a dividend at least 10 days prior to the date fixed for its payment. Similarly, the ICA prohibits the purchase for cancellation of any shares issued by an insurance company or the redemption of any redeemable shares or other similar capital transactions, if there are reasonable grounds for believing that the company is, or the payment would cause the company to be, in contravention of MCCSR. These latter transactions would also require the prior approval of the Superintendent.

Appointed Actuary

In accordance with the ICA, the Board of Directors of Manulife Financial has appointed a Fellow of the Canadian Institute of Actuaries as the Appointed Actuary. The Appointed Actuary is required to value the policy liabilities of Manulife Financial as at the end of each financial year in accordance with accepted actuarial practices, including selection of appropriate assumptions and methods, and provide an opinion as to whether the amount of policy liabilities make appropriate provision for all policyholder obligations and whether the valuation of policy liabilities is fairly presented in the consolidated financial statements. At least once in each financial year, the Appointed Actuary must meet with the Board of Directors, or the Audit Committee, to report, in accordance with accepted actuarial practice, on the current and expected future financial condition of Manulife Financial. The Appointed Actuary is also required to report to the Chief Executive Officer and the Chief Financial Officer of Manulife Financial if the Appointed Actuary identifies any matters which, in the Appointed Actuary’s opinion, have material adverse effects on the financial condition of Manulife Financial.

Provincial Insurance Regulation

The Company is also subject to provincial regulation and supervision in each of the provinces of Canada in which it carries on business. Provincial insurance regulation is concerned primarily with the form of insurance contracts and the sale and marketing of insurance and annuity products, including the licensing and supervision of insurance producers. Individual variable insurance and annuity products and the underlying segregated funds to which they relate are subject to guidelines adopted by the Canadian Council of Insurance Regulators and incorporated by reference into provincial insurance regulations. These guidelines govern a number of matters relating to the sale of these products and the administration of the underlying segregated funds.

Provincial Securities Laws

The Company’s Canadian mutual fund and investment management businesses are subject to Canadian provincial securities laws. Elliott & Page is registered as an investment counsel and portfolio manager across Canada and is subject to regulation by the provincial securities regulators. MSIL is registered under provincial securities laws to sell mutual funds across Canada and is subject to regulation by the provincial securities regulators as well as the Mutual Fund Dealers Association of Canada, a self-regulatory organization.

CompCorp

CompCorp was created in 1988 by the life and health insurance industry in Canada to provide Canadian policyholders with protection, within limits, against loss of policy benefits in the event of the insolvency of their insurance company. CompCorp is funded by its member insurance companies, including Manufacturers Life.

Member companies of CompCorp are assessed to build and maintain a liquidity fund at a target level of $100 million. Members are then primarily subject to assessment on an “as needed” basis. Assessments are calculated based on each member’s MCCSR, subject to adjustments where the member operates in foreign jurisdictions.

Canadian Government’s Reforms to the Financial Services Sector

In October 2001, the Government of Canada brought into force significant amendments to the governing legislation for federally chartered financial institutions, including the ICA, the industry’s governing legislation.

One of the principal amendments contained in the legislation is a modification to the ownership limits, which restrict ownership to 10% of any class of shares of a demutualized insurance company, or its holding body corporate. This amendment allows an investor to hold up to 20% of any class of voting shares and up to 30% of any class of non-voting shares of a demutualized insurance company having shareholders’ equity in excess of $5 billion, subject to a “fit and proper” test and control guidelines. The test is designed to evaluate an applicant’s character and integrity. Control guidelines have been designed to ensure that no investor gains control of the institution.

In addition, prior to December 31, 2001, no mergers among, or acquisitions of, demutualized insurance companies were permitted. After that transition period, demutualized insurance companies with less than $5 billion in shareholders’ equity could become closely held. However, insurance companies or their holding bodies corporate, such as Manulife Financial, with more than $5 billion of shareholders’ equity must continue to be widely held as described above and cannot be acquired.

The legislation also permits demutualized insurance companies to organize under a non-operating regulated holding company structure. The regulated holding company’s activities could include raising capital, investing and managing its cash flow and liquidity and investing in fixed assets related to its operations. It is also permitted to provide certain common services to other entities in the group, but is not permitted to undertake any core financial services functions for the group.

The legislation allows for the expansion of permitted types of subsidiaries so that both a regulated holding company and an insurance company would be permitted to make a broader range of investments than is currently the case for insurance companies and other federally regulated financial institutions (“FRFIs”). This expansion of permitted investment activities gives insurance companies and other FRFIs additional choice and flexibility regarding their organizational structures. The ability to have additional subsidiaries also permits the creation of new special-purpose entities and facilitates alliances and joint ventures through these entities. These new rules are based on defined categories of eligible investments and a number of key parameters. Control requirements, approvals and other rules are based on the category of investment. Manulife Financial is required to own more than 50% of the voting shares of Manufacturers Life. Any shares of Manufacturers Life that are not owned by Manulife Financial would be required to meet the new widely held criteria. The government will apply the 20% limit on voting share ownership and 30% limit on non-voting share ownership to the direct and indirect cumulative ownership of Manufacturers Life, with the effect that no single investor would be able to use the holding company structure to exceed these ownership restrictions.

OSFI supervises Manulife Financial on a consolidated basis (including capital adequacy) to ensure that OSFI has an overview of the group’s activities. This includes the ability to review both insurance and non-insurance activities conducted by subsidiaries of Manulife Financial with supervisory power to bring about corrective action.

The legislation also includes amendments to expand certain business powers of FRFIs. In particular, it grants access by life insurance companies, among others, to the Canadian payments system used by banks and other deposit-taking FRFIs. However, the legislation does not introduce any change to the prohibition on banks and other deposit-taking FRFIs selling insurance through their branch networks.

In support of the various initiatives to promote greater competition in the financial services sector, the Superintendent will be granted additional supervisory powers to deal with the potential for increased risk in the system, including: a new authority to remove directors and senior officers from office in certain circumstances such as instances of misconduct; a system of administrative penalties on both financial institutions and individuals that fail to comply with undertakings or violate the financial institutions legislation or regulations; and measures to enhance OSFI’s power to deal with related party transactions.

UNITED STATES

General Regulation at the State Level

The various states in the United States have laws regulating transactions between insurers and other members of insurance holding company systems. Because Manulife Financial and its subsidiaries together form an insurance holding company system, transactions between the Company’s U.S. insurers and their affiliates are subject to regulation by the states in which such insurance subsidiaries are domiciled and for certain limited matters, states in which they transact business. The extent of such regulation varies. Most states have enacted legislation that requires each insurance holding company and each insurance subsidiary in an insurance holding company system to register with, and be subject to regulation by, the insurance regulatory authority of the insurance subsidiary’s state of domicile. All U.S. insurance subsidiaries of Manulife Financial are registered in their state of domicile. The Company is subject to insurance holding company laws in Michigan and New York. Under such laws, the insurance subsidiaries are required to furnish annually their financial and other information concerning the operations of companies within the holding company system that may materially affect the operations, management or financial condition of insurers within the system. These reports are also filed with other insurance departments on request. In addition, such laws provide that all transactions within an insurance holding company system must be fair and equitable, and following any such transactions, each insurer’s policyholder surplus must be both reasonable in relation to its outstanding liabilities and adequate for its needs.

The Michigan and New York insurance holding company laws, which apply to Manulife Financial and the Company’s U.S. insurance subsidiaries, also require prior notice and regulatory approval of the acquisition of control of an insurer or its holding company and of material inter-corporate agreements and transfers of assets between an insurer and other members of the holding company structure. Generally, a state insurance authority must give advance approval for the direct or indirect acquisition of control of a domestic insurer, which is presumed upon acquisition of 10% or more of its voting securities.

The laws of the various states also establish regulatory agencies with broad administrative powers, such as the power to approve policy forms, grant and revoke licenses to transact business, regulate trade practices, license agents, require financial statements and prescribe the type and amount of investment permitted. State insurance regulatory authorities regularly make inquiries, hold investigations and administer market conduct examinations with respect to an insurer’s compliance with applicable insurance laws and regulations.

Insurance companies are required to file detailed annual statements with state insurance regulators in each of the states in which they do business and their business and accounts are subject to examination by such agencies at any time. Quarterly statements must also be filed with the state insurance regulator in the insurer’s state of domicile and with the insurance departments of many of the states in which the insurer does business. Insurance regulators may periodically examine an insurer’s financial condition, adherence to statutory accounting practices and compliance with insurance department rules and regulations. Applicable state insurance laws, rather than federal bankruptcy laws, apply to the liquidation or the restructuring of insurance companies.

State insurance departments, as part of their routine oversight process, conduct detailed examinations (generally once every three years) of the books, records and accounts of insurance companies domiciled in their states. These examinations are generally conducted in cooperation with the departments of two or three other states under guidelines promulgated by the NAIC. Each of the Company’s principal U.S. domiciled insurance subsidiaries are subject to periodic examinations by their respective domiciliary state insurance regulators. The latest published examination reports issued by each such insurance department did not raise any material issues or adjustments.

In addition, state regulatory authorities, industry groups and rating agencies have developed several initiatives regarding market conduct. For example, the NAIC has adopted the NAIC Life Insurance Illustrations Model Regulation, which applies to group and individual life insurance policies and certificates (other than variable policies and certificates), and the Market Conduct Handbook. Before the illustration rules can become effective, individual states must enact or promulgate the model regulation. At the end of 2001, more than 35 states had adopted all or major segments of the model. However, the Market Conduct Handbook can be used by all state regulators in conducting market conduct examinations. State regulators have imposed significant fines on various insurers for improper market conduct. The American Council of Life Insurers has established the Insurance Marketplace Standards Association (“IMSA”), a self-regulatory organization, to implement its Principles and Code of Ethical Life Insurance Market Conduct, which includes a third party assessment procedure. Following successful completion of an independent assessment, the business practices relating to the sales, marketing and servicing of Manulife USA’s individual life insurance products (variable and non-variable) were re-certified by IMSA on April 1, 2001. Manulife U.S.A. was originally admitted to membership in IMSA in April 1998 and re-certification is required every three years. Market conduct also has become one of the criteria used to establish the ratings of an insurance company. For example, A.M. Best’s ratings analysis now includes a review of the insurer’s compliance program.

The NAIC has also adopted the Valuation of Life Insurance Policies Model Regulation, commonly referred to as “Triple X,” that would establish new minimum statutory reserve requirements for certain individual life insurance policies written in the future. More than 30 states adopted the new reserve standards prior to 2001 by regulation. Beginning in 2001, the new reserve standards were codified in the standard reporting rules for insurers. As a result, companies selling certain individual life insurance products such as term life insurance products with guaranteed premium periods and universal life insurance products with no-lapse guarantees have had to either redesign their products or hold increased reserves to be consistent with the new minimum standards with respect to policies issued after January 1, 2001. At the beginning of 2000, Manulife Financial replaced the majority of its existing term insurance products with a new term insurance product portfolio. The new term products have limited guaranteed premium periods with the option to extend the premium guarantee period at added cost. Manulife Financial continues to sell universal life policies with no-lapse guarantees, holding increased reserves when required.

Investment Powers

The Company’s U.S. insurance subsidiaries are subject to laws and regulations that require diversification of their investment portfolios and limit the amount of investment in certain investment categories such as below investment grade bonds and real estate. For Michigan domiciled insurance companies, with minor exceptions, these limits do not apply to the part of their investments which represent surplus in excess of U.S. $1 million. Failure to comply with these laws and regulations may cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus and in some circumstances would require divestiture of the non-qualifying assets. As at December 31, 2001, the Company’s U.S. insurance subsidiaries complied in all material respects with all such laws and regulations.

Minimum Statutory Surplus and Capital

U.S. domiciled life insurance subsidiaries of the Company are required to have minimum statutory surplus and capital of various amounts, depending on the state in which they are licensed and the types of business they transact.

NAIC IRIS Ratios

In the 1970s, the NAIC developed a set of financial relationships or “tests,” known as the Insurance Regulatory Information System (“IRIS”), which were designed for the early identification of insurance companies which might warrant special attention by insurance regulatory authorities. The tests serve as a tool to enable state insurance regulators to prioritize the order of their annual review of companies. There are separate but similar tests for property and casualty insurance companies and life and health insurance companies. Insurance companies submit data annually to the NAIC, which in turn, analyzes the data utilizing, in the case of life insurance companies, 13 ratios, each with defined “usual ranges.” Having ratios that fall outside the usual range does not necessarily indicate that the company experienced unfavourable results. An insurance company may fall out of the usual range for one or more ratios because of transactions that are favourable (such as large increases in surplus) or are immaterial or eliminated at the consolidated level. Each company’s ratios are reviewed annually, and are assigned a ranking, by a team of examiners and financial analysts at the NAIC for the purpose of identifying companies that appear to require immediate regulatory attention by state insurance departments. In 2000, these rankings were revised and became confidential. The rankings are not reported to the companies and are only available to regulators.

Risk-Based Capital Requirements

In order to enhance the regulation of insurer solvency, state regulators have adopted the NAIC model law implementing risk-based capital (“RBC”) requirements for life insurance companies. The requirements are designed to monitor capital adequacy and to raise the level of protection that statutory surplus provides for policyholders. The model law measures four major areas of risk facing life insurers: (i) the risk of loss from asset defaults and asset fluctuation; (ii) the risk of loss from adverse mortality and morbidity experience; (iii) the risk of loss from mismatching of asset and liability cash flows due to changing interest rates; and (iv) general business risk. Insurers having less statutory surplus than required by the RBC model formula are subject to varying degrees of regulatory action depending on the level of capital inadequacy.

The RBC formula provides a mechanism for the calculation of a life insurance company’s Authorized Control Level RBC and its total adjusted capital. The model law sets forth the points at which a commissioner of insurance is authorized and expected to take regulatory action. The first level is known as the Company Action Level RBC, which is set at twice the Authorized Control Level RBC. The second level is the Regulatory Action Level RBC, set at 1.5 times the Authorized Control Level RBC. The third is the Authorized Control Level RBC, and the fourth is the Mandatory Control Level RBC, set at 70% of the Authorized Control Level RBC.

If an insurance company’s adjusted capital is higher than the Regulatory Action Level but below the Company Action Level, the life insurance company must submit to the life insurance commissioner a comprehensive financial plan. If an insurance company’s adjusted capital is higher than the Authorized Control Level but lower than the Regulatory Action Level, the commissioner of insurance shall perform such examination or analysis as he or she deems necessary of the insurer’s business and operations and issue any appropriate corrective orders to address the insurance company’s financial problems. If an insurer’s adjusted capital is higher than the Mandatory Control Level but lower than the Authorized Control Level, the commissioner may place the insurer under regulatory control. If an insurer’s adjusted capital falls below the Mandatory Control Level, the commissioner is required to place the insurer under regulatory control. Based on the formula adopted by the NAIC, each of the Company’s U.S. insurance company subsidiaries exceeded the Company Action Level as at December 31, 2001.

Regulation of Shareholder Dividends and Other Payments from Insurance Subsidiaries

Manulife Financial’s ability to meet any debt service obligations and pay operating expenses and shareholder dividends depends primarily on the receipt of sufficient funds from its operating subsidiaries. The inability of such subsidiaries to pay dividends to the Company in an amount sufficient to meet any debt service obligations and pay operating expenses and dividends would have a material adverse effect on the Company. The payment of dividends by Manulife U.S.A. is subject to restrictions set forth in the insurance laws of Michigan, its domiciliary state. Similarly, the payment of dividends by Manulife New York is regulated by New York insurance laws. The Michigan insurance law requires domestic life insurance companies to seek prior regulatory approval to pay a dividend if the dividend exceeds a company’s earned surplus. Prior approval is also required to pay dividends or distribute cash or other property if the fair market value, together with any other dividends or distributions made within the preceding 12 months, exceeds the greater of (i) 10% of surplus as of the prior December 31, or (ii) the net gain from operations of the insurer for the 12-month period ending as of the prior December 31. In New York, prior approval is required if the dividend, together with any other dividends or distributions made in a calendar year exceeds the lesser of (i) 10% of the surplus as at the prior December 31, or (ii) the net gain from operations of the insurer for the 12-month period ending as at the prior December 31. Following the payment of any dividend, an insurer’s policyholder surplus must be reasonable in relation to the insurer’s outstanding liabilities and adequate for its financial needs. The payment of shareholder dividends by Manulife New York and Manulife U.S.A. may also be subject to restrictions contained in various state insurance laws that limit the amount of statutory profits on those companies’ participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its stockholders. The Company does not currently expect such regulatory requirements to impair its ability to meet any debt service obligations, or pay operating expenses and shareholder dividends, in the foreseeable future.

General Regulation at the Federal Level

Although the federal government does not generally regulate the insurance business directly, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures that may significantly affect the insurance business include: (i) limitations on anti-trust immunity; (ii) minimum solvency requirements; and (iii) the removal of barriers restricting banks from engaging in the insurance and mutual fund business. In 1999, Congress passed a law permitting bank holding companies to form or purchase insurance subsidiaries.

In 2001, the U.S. Congress enacted a law which phases out the estate tax over ten years. The law contains a sunset provision that reinstates the estate tax at the end of 2010. Many Republicans and some Democrats would like to remove the sunset provision and permanently repeal the tax. In addition, Congress has, from time to time, considered possible legislation that would eliminate the deferral of taxation on the accretion of value within certain annuity and life insurance products. There can be no assurance as to whether any U.S. tax legislation will be enacted which would have a material adverse effect on the Company’s annuity and life insurance business in the United States.

Securities Law

Both of the Company’s active U.S. insurance subsidiaries and certain policies and contracts offered by them, are subject to regulation under federal securities laws administered by the Securities Exchange Commission (“SEC”) and under certain state securities laws. Certain segregated funds of the Company’s insurance subsidiaries are registered as investment companies under the U.S. Investment Company Act of 1940 (“Investment Company Act”). Interests in segregated funds under certain variable annuity contracts and variable insurance policies issued by the Company’s insurance subsidiaries are also registered under the U.S. Securities Act of 1933 (“U.S. Securities Act”). Certain other subsidiaries of the Company, namely Manulife Financial Securities LLC and MF Private Capital Securities, Inc., are registered as broker-dealers under the U.S. Securities Exchange Act of 1934 (“U.S. Securities Exchange Act”) and are members of, and subject to regulation by, the National Association of Securities Dealers Regulation, Inc.

Certain of the Company’s subsidiaries, namely Manufacturers Securities Services, LLC and Manufacturers Adviser Corporation, are investment advisers registered under the U.S. Investment Advisers Act of 1940. The investment companies managed by such subsidiaries are registered with the SEC under the Investment Company Act and the shares of certain of these entities are qualified for sale in certain states in the United States and the District of Columbia. All aspects of the investment advisory activities of the Company’s subsidiaries are subject to various federal and state laws and regulations in jurisdictions in which they conduct business. These laws and regulations are primarily intended to benefit investment advisory clients and investment company shareholders and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the carrying on of business for failure to comply with such laws and regulations. In such event, the possible sanctions that may be imposed include the suspension of individual employees, limitations on the activities in which the investment advisor may engage, suspension or revocation of the investment advisor’s registration as an advisor, and censure and fines.

State Guaranty Funds

All states of the United States have insurance guaranty fund laws requiring life insurance companies doing business in the state to participate in a guaranty association which, like CompCorp in Canada, is organized to protect policyholders against loss of benefits in the event of an insolvency or wind-up of a member insurer. These associations levy assessments (up to prescribed limits) on the basis of the proportionate share of premiums written by member insurers in the lines of business in which the impaired or insolvent insurer is engaged. Assessments levied against the Company in each of the past five years have not been material. While the amount of any future assessments by guaranty funds cannot be predicted with certainty, the Company believes, based upon a review of the current significant insolvency proceedings of insurers located in states where the Company conducts business, that future guaranty association assessments for insurer insolvencies will not have a material adverse effect on the Company’s liquidity and capital resources.

Employee Retirement Income Security Act of 1974, as Amended (“ERISA”) Considerations

Fiduciaries of employee benefit plans that are governed by ERISA are subject to regulation by the U.S. Department of Labor. ERISA regulates the activities of a fiduciary of an employee benefit plan covered by that law, including an investment manager or advisor with respect to the plan’s assets. Severe penalties are imposed by ERISA on fiduciaries that breach their duties to ERISA-covered plans.

The Company and its subsidiaries issue insurance and annuity contracts for investment of employee benefit plans and provide a variety of other services to such plans. The provision of such services may cause the Company to be a “party in interest,” as such term is defined in ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), with respect to such plans. Unless a statutory or administrative exemption is available, certain transactions between parties in interest and those plans are prohibited by ERISA and the Code.

ASIA

In Asia, local insurance authorities supervise and monitor the Company’s business and financial condition in each of the countries in which the Company operates. The Company is also required to meet specific minimum working and regulatory capital requirements and is subject to regulations governing the investment of such capital in each of these jurisdictions. Hong Kong and Japan are the primary regulatory jurisdiction governing Manulife Financial’s operations in Asia.

Hong Kong

In Hong Kong, the authority and responsibility for supervision of the insurance industry is vested in the Insurance Authority under the Insurance Companies Ordinance, Cap. 41 (the “Insurance Companies Ordinance”). The Chief Executive of the Government of the Hong Kong Special Administrative Region has appointed the Commissioner of Insurance to be the Insurance Authority for the purposes of the Insurance Companies Ordinance. The Insurance Companies Ordinance provides that no person shall carry on any insurance business in or from Hong Kong except a company authorized to do so by the Insurance Authority, Lloyd’s of the United Kingdom or an association of underwriters approved by the Insurance Authority. The Insurance Companies Ordinance stipulates certain requirements for authorized insurers, including with regard to the “fit and proper person” requirement for directors and controllers, minimum capital and solvency margin requirements, adequate reinsurance arrangement requirements and statutory reporting requirements. The Insurance Companies Ordinance also confers powers of investigation and intervention on the Insurance Authority for the protection of policyholders.

The Insurance Authority has residual power to appoint an advisor or a manager to any authorized insurer if the Insurance Authority considers such appointment to be desirable for the protection of policyholders or potential policyholders against the risk that the insurer may be unable to meet its liabilities or to fulfill the reasonable expectations of policyholders or potential policyholders and that, in the Insurance Authority’s opinion, the exercise of other interventionary powers conferred by the Insurance Companies Ordinance would not be appropriate to safeguard the interests of policyholders or potential policyholders. In such circumstances, the advisor or manager appointed by the Insurance Authority will have management control of the insurer.

In Hong Kong, the Company’s life insurance business is conducted through a wholly owned subsidiary, Manulife International, which is licensed to carry on the business of “long-term” insurance. Long-term insurance companies are required under the Insurance Companies Ordinance to maintain certain solvency margins. The required solvency margin is the aggregate of two components — a percentage of the mathematical reserves and a percentage of the capital at risk as prescribed under the Insurance Companies (Margin of Solvency) Regulation (Cap.41F), enacted pursuant to the Insurance Companies Ordinance. For a long-term insurance company, the value of its assets must not be less than the amount of its liabilities by the required solvency margin, subject to a minimum of Hong Kong $2 million. Compliance with the solvency margin requirements is reported annually to the Insurance Authority. Currently, all solvency margin requirements are being met.

The sale of mutual funds in Hong Kong is subject to Hong Kong securities laws administered by the Hong Kong Securities and Futures Commission. The sale of investment-linked assurance products by licensed insurers is also subject to Hong Kong securities laws.

Japan

Life insurance companies in Japan, including Manulife Japan, are governed by the Insurance Business Law (Japan) and the regulations issued thereunder (the “IB Law”). The IB Law sets out a comprehensive regulatory regime for Japanese life insurers, including such matters as capital and solvency requirements, powers of regulatory intervention, new insurance products, premium levels and restrictions on shareholder dividends and distributions. As at December 1998, the IB Law was administered by the Financial Reconstruction Committee (the “FRC”). In addition, under the aegis of the FRC, the Financial Supervisory Agency was established in order to take over the former supervisory function of the Ministry of Finance (Japan) (“MOF”), the primary insurance regulatory authority in Japan. In July 2000, a new organization, the Financial Services Agency (“FSA”) was created combining and replacing both the FRC and the Financial Supervisory Agency. Currently, the administration and application of the IB Law is supervised by the FSA.

The IB Law provides for certain rules with respect to the approval of new insurance products and the setting of premium levels. Under these rules, the authority for such approval is now given to the Financial Services Agency (“FSA”). The rules allow FSA to exercise its discretionary power. However, since its inception, FSA has shown willingness to approve more innovative products. In October 2001, Manulife Japan launched an innovative new universal life type product, ManuFlex, with a number of “First in Japan” features. Also, in February 2002, Manulife Japan launched its first variable annuity product in Japan.

Restrictions on Shareholder Dividends

In Asia, insurance laws in the jurisdictions in which the Company operates provide for specific restrictions on the payment of shareholder dividends and other distributions by the Company’s subsidiaries, or impose solvency or other financial tests which could affect the ability of these subsidiaries to pay dividends in certain circumstances.

CONSTRAINTS ON OWNERSHIP OF COMMON SHARES

The ICA and the regulations thereunder contain restrictions on the purchase or other acquisition, issue, transfer and voting of the shares of MFC. Pursuant to these restrictions as currently enacted, no person is permitted to acquire any shares of MFC without the approval of the Minister of Finance if the acquisition would cause the person to have a “significant interest” in any class of shares of MFC. The restrictions also prohibit any person from becoming a major shareholder of MFC. In addition, MFC is not permitted to record any transfer or issue of shares of MFC if the transfer or issue would cause the person to breach the ownership restrictions. For these purposes, a person has a significant interest in a class of shares of MFC where the aggregate of any shares of that class beneficially owned by that person, any entity controlled by that person and by any person associated or acting jointly or in concert with that person exceeds 10% of all the outstanding shares of that class of shares of MFC. A person is a major shareholder if the aggregate of any shares in a class of voting shares held by that person and by any entity controlled by that person exceeds 20% of the outstanding shares of that class, or, for a class of non-voting shares, a holding exceeding 30% of that class. If a person contravenes any of these restrictions, the Minister of Finance may, by order, direct such person to dispose of all or any portion of those shares.

In addition, under applicable insurance laws and regulations in Michigan and New York, no person may acquire control of any of the Company’s insurance company subsidiaries domiciled in any such state without obtaining prior approval of such state’s insurance regulatory authority. Under applicable laws and regulations, any person acquiring, directly or indirectly (by revocable proxy or otherwise), 10% or more of the voting securities of any other person is presumed to have acquired “control” of such person. Thus, any person seeking to acquire 10% or more of the voting securities of MFC must obtain the prior approval of the insurance regulatory authorities in Michigan and New York, or must demonstrate to the insurance commissioner’s satisfaction that the acquisition of such securities will not give them control of MFC. Under U.S. law, the failure to obtain such prior approval would entitle MFC or the insurance regulatory authorities to seek injunctive relief, including enjoining any proposed acquisition, the voting of such securities at any meeting of the holders of MFC’s common shares, or seizing shares owned by such person, and such shares may not be entitled to be voted at any meeting of the holders of MFC’s common shares.

CORPORATE GOVERNANCE OF MANUFACTURERS LIFE

Corporate governance rights of Manufacturers Life are shared between MFC, as the holder of all of the outstanding common shares of Manufacturers Life, and participating policyholders. The participating policyholders are entitled to elect at least one-third of the board of directors of Manufacturers Life and MFC is entitled to elect the remaining members of the board of directors. In most cases, amendments to the Letters Patent or the by-laws of Manufacturers Life will be required to be approved by the participating policyholders and MFC, voting together. Participating policyholders will have the right to vote as a separate class on certain significant corporate transactions, including (i) any proposal to mutualize Manufacturers Life, (ii) any proposal to amend its by-laws to add, change or remove the rights of policyholders, other than participating policyholders, to vote at meetings of policyholders or shareholders, (iii) any amalgamation agreement and (iv) any proposed agreement of Manufacturers Life to transfer all or substantially all of its policies, reinsure all or substantially all of its risks or sell all or substantially all of its assets. Each participating policyholder is entitled to one vote on such matters, irrespective of the number or size of policies owned. MFC is entitled to one vote for each common share of Manufacturers Life that it holds. Manufacturers Life issued to MFC one of its common shares for each common share issued by MFC under the Plan of Demutualization or approximately 501 million common shares.

RATING AGENCIES

Ratings with respect to claims paying ability and financial strength are an important factor in establishing the competitive position of insurance companies. They are an important source of information for customers, distributors and other users of financial information. Ratings represent an important consideration in maintaining public confidence in the Company and in its ability to market its annuity and life insurance products. A significant decline in one or more of Manufacturers Life ratings could have a material adverse effect on its ability to market its products and could increase the surrender of its annuity products. The current ratings assigned to Manufacturers Life by the rating agencies are set forth below:

Rating agency	Measurement	Rating

A.M. Best	Financial Strength	A++	(1st of 16 categories)
Dominion Bond Rating Service	Claims Paying Ability	IC-1	(1st of 5 categories)
Fitch Ratings	Financial Strength	AAA	(1st of 22 categories)
Moody’s	Financial Strength	Aa2	(3rd of 21 categories)
Standard & Poor’s	Financial Strength	AA+	(2nd of 21 categories)

Claims paying ability or financial strength ratings reflect a rating agency’s opinion of Manufacturers Life’s financial strength, operating performance and ability to meet its respective obligations to policyholders and are not evaluations directed toward the protection of investors. Such ratings are neither a rating of securities nor a recommendation to buy, hold or sell any security.

LEGAL PROCEEDINGS

The Company is subject to legal actions arising in the ordinary course of business. These legal actions are not expected to have a material adverse effect on the consolidated financial position of the Company.

SELECTED HISTORICAL CONSOLIDATED

FINANCIAL INFORMATION

The following selected historical consolidated financial information as at and for the years ended December 31, 2001, 2000 and 1999 except for “Selected Supplemental Data,” has been derived from the audited consolidated annual financial statements of the Company as at and for the periods then ended.

The selected consolidated financial information of the Company as at and for the years ended December 31, 2001, 2000 and 1999 have been prepared in accordance with Canadian GAAP. For a description of the accounting principles applicable to the financial information shown in this Annual Information Form, see “Financial Presentation and Exchange Rate Information.”

The information presented below should be read in conjunction with, and is qualified in its entirety by, “Management’s Discussion & Analysis” and the audited consolidated financial statements and other information included or incorporated by reference in this Annual Information Form. The results for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

STATEMENT OF OPERATIONS DATA
($ millions, unless otherwise stated)

	For the years ended December 31

	2001	2000	1999

Summary Statement of Operations:
Revenue:
Premium income	$10,247	$8,515	$8,672
Investment income (1)	4,479	4,350	4,369
Other revenue (2)	1,505	1,287	1,015

Total revenue	16,231	14,152	14,056

Policy benefits and expenses:
Payments to policyholders and beneficiaries (3)	10,134	7,654	6,608
Policyholder dividends and experience rating refunds	900	859	738
Change in actuarial liabilities	(208)	822	2,628
General expenses and commissions	3,611	3,277	2,703
Interest expense	257	191	179
Premium taxes	105	96	84
Non-controlling interest in subsidiaries	4	(151)	(114)
Trust preferred securities issued by subsidiaries (4)	65	63	62

Total policy benefits and expenses	14,868	12,811	12,888

Income before income taxes	1,363	1,341	1,168
Income taxes	(196)	(273)	(302)

Net income	$1,167	$1,068	$866

Net income (loss) attributed to:
Participating policyholders (after demutualization)	$8	$(7)	$(8)

Net income attributed to:
Shareholders (after demutualization)	$1,159	$1,075	$267
Mutual operations (prior to demutualization)	—	—	607

Adjusted shareholders’ net income	$1,159	$1,075	$874

Net income	$1,167	$1,068	$866

Basic earnings per share(5)	$2.40	$2.22	$0.53
Adjusted earnings per share(5)	$2.40	2.22	$1.75
Diluted earnings per share	$2.38	$2.22	$0.53

(1)	Investment income includes net provision for impaired assets of $99 million, $100 million and $58 million for the years ended December 31, 2001, 2000 and 1999 respectively. These are primarily provisions for impaired mortgages and high yield bonds.
(2)	Other revenue consists primarily of fees, which are generated through the provision of administrative or investment management services to the Company’s segregated funds and mutual funds, its group administrative services only customers and its institutional clients and from the distribution of mutual funds of other companies.
(3)	Payments to policyholders and beneficiaries include death and disability benefits, maturity and surrender benefits, annuity payments and net transfers to segregated funds.
(4)	The 1997 Capital Trust Pass-through Securities Units issue of $672 million (U.S. $500 million) is reported as trust preferred securities issued by subsidiaries. See note 8 to the audited consolidated financial statements.
(5)	Basic earnings per share for the year ended December 31, 1999 was calculated using net income attributable to shareholders after demutualization from September 23, 1999 to December 31, 1999 and the weighted average of the number of shares outstanding for that period. Adjusted earnings per share for the year ended December 31, 1999 was derived by using net income attributable to mutual operations prior to demutualization and the weighted average of the number of common shares outstanding for the year ended December 31, 1999, assuming that common shares issued for demutualization and the initial public offering were outstanding at the beginning of the year. Adjusted earnings per share for the years ended December 31, 2001 and December 31, 2000 is the same as basic earnings per share.

QUARTERLY STATEMENT OF OPERATIONS
($ millions, unless otherwise stated)

	For the three months ended
	12/31/01	9/30/01	6/30/01	3/31/01	12/31/00	9/30/00	6/30/00	3/31/00

Revenue:
Premium income	$2,802	$2,771	$2,558	$2,116	$2,114	$1,981	$2,141	$2,279
Investment income	1,289	1,023	1,166	1,001	1,056	1,120	1,098	1,076
Other revenue	401	401	357	346	338	337	321	291

Total revenue	4,492	4,195	4,081	3,463	3,508	3,438	3,560	3,646

Policy benefits and expenses
Payments to policyholders and beneficiaries	2,676	2,981	2,549	1,928	1,734	1,931	1,875	2,114
Change in actuarial liabilities	37	(237)	(69)	61	177	134	293	218
Policyholder dividends and experience rating refunds	239	253	215	193	254	200	222	183
General expenses and commissions	989	872	895	855	935	793	812	737
Interest expense	68	66	57	66	55	48	48	40
Premium taxes	28	25	28	24	25	24	24	23
Non-controlling interest in subsidiaries	7	—	2	(5)	(70)	(42)	(54)	15
Trust preferred securities issued by subsidiaries	16	17	16	16	16	16	15	16

Total policy benefits and expenses	4,060	3,977	3,693	3,138	3,126	3,104	3,235	3,346

Income before income taxes	432	218	388	325	382	334	325	300
Income taxes	(96)	31	(80)	(51)	(96)	(19)	(83)	(75)

Net income	336	249	308	274	286	315	242	225

Net income (loss) attributed to participating policyholders	—	1	3	4	—	—	(5)	(2)

Net income attributed to shareholders	336	248	305	270	286	315	247	227

Net income	$336	$249	$308	$274	$286	$315	$242	$225

Basic earnings per share (1)	$0.70	$0.52	$0.63	$0.56	$0.59	$0.65	$0.51	$0.47
Diluted earnings per share	$0.69	$0.52	$0.63	$0.56	$0.59	$0.65	$0.51	$0.47

(1)	Basic earnings per share was calculated using net income attributed to shareholders and the weighted average number of shares outstanding for the period.

BALANCE SHEET DATA
($ millions, unless otherwise stated)

	As at and for the year ended December 31
	2001	2000	1999

Summary Balance Sheet Data:
Assets:
Total invested assets	$74,752	$56,610	$53,165
Total other assets	3,861	3,457	3,543

Total assets	78,613	60,067	56,708

Liabilities and equity:
Actuarial liabilities	54,690	41,384	39,748
Other liabilities (1)	12,346	9,829	8,439

	67,036	51,213	48,187
Subordinated debt	1,418	588	582
Non-controlling interest in subsidiaries	1,064	299	750
Trust preferred securities issued by subsidiaries (2)	802	756	735
Equity
Participating policyholders’ equity	62	54	61
Shareholders’ equity
Common shares	614	612	628
Shareholders’ retained earnings	7,617	6,545	5,765
Total equity	8,293	7,211	6,454

Total liabilities and equity	$78,613	$60,067	$56,708

Selected Statistical Data:
Return on shareholders’ equity (3)	15.1%	16.1%	14.0%
Adjusted basic earnings per share (4) (5)	$2.40	$2.22	$1.75
Weighted average number of shares outstanding (millions) (5)	482	483	501

(1)	Other liabilities includes benefits payable and provision for unreported claims, policyholder amounts on deposit, deferred realized net gains, banking deposits, and any other liabilities.
(2)	The 1997 Capital Trust Pass-through Securities Units issue of $672 million (U.S. $500 million) is reported as trust preferred securities issued by subsidiaries. See note 8 to the audited consolidated financial statements.
(3)	Return on shareholders’ equity is calculated by dividing shareholders’ net income by the weighted average of shareholders’ equity, which is calculated as the weighted average of the average shareholders’ equity balance of each of the four quarters.
(4)	In these selected statistical data, adjusted basic earnings per share for the year ended December 31, 1999 was derived by using net income attributable to shareholders after demutualization plus net income attributable to mutual operations prior to demutualization and the weighted average of the number of common shares outstanding for the year ended December 31, 1999.
(5)	Weighted average number of shares outstanding for the year ended December 31, 1999 are calculated by assuming that common shares issued for demutualization and the initial public offering were outstanding at the beginning of the year.

SELECTED SUPPLEMENTAL DATA
($ millions, unless otherwise stated)

Premiums and deposits ($ millions)
For the years ended December 31	2001	2000	1999

Individual life and health insurance	$4,950	$3,896	$3,626
Group life and health insurance	1,456	1,209	1,787
Association insurance	188	179	139
Individual annuities	2,356	1,909	1,668
Group pensions	506	554	636
Reinsurance	791	768	816

Total general fund premiums	10,247	8,515	8,672
Segregated fund deposits	14,044	14,777	10,709
Proprietary mutual fund deposits	754	630	522
ASO premium equivalents	795	643	550

Total	$25,840	$24,565	$20,453

Canadian GAAP requires the separation of general fund premiums and segregated fund deposits in the consolidated financial statements. This is because, generally, different investment risks and rewards are associated with various types of insurance, annuity or pension contracts. The Company views the contracts comprising general funds, segregated funds and other funds under management as complementary offerings. Therefore, for the purpose of evaluating sales performance, the Company assesses the growth in total premiums and deposits. General fund premiums reflect those premiums recorded in the consolidated statement of operations of the Company. Segregated fund deposits and proprietary mutual fund deposits represent additions to other funds managed by Manulife Financial. ASO premium equivalents reflect the volume of activity on Administrative Services Only business. Excluded from mutual fund deposits are deposits by the Company’s segregated funds into its mutual funds amounting to $358 million in 2001.

Funds under management ($ millions)
Year ended December 31	2001	2000	1999

General fund	$78,613	$60,067	$56,708
Segregated funds	59,206	54,908	49,055
Mutual funds	1,653	1,563	1,641
Other managed funds	2,710	6,982	4,732

Total	$142,182	$123,520	$112,136

Segregated fund assets, mutual fund assets and other managed funds are not available to satisfy the liabilities of the Company’s general fund.

DIVIDENDS

Manulife Financial Corporation declared quarterly dividends on its common shares, in the amount of $0.12 per share on February 8, 2001, April 30, 2001, July 31, 2001 and October 30, 2001. On February 5, 2002, the Company announced an increase of its quarterly dividend to $0.14 per share. The declaration and payment of future dividends and the amount thereof will be subject to the discretion of its Board of Directors, and will be dependent upon the results of operations, financial condition, cash requirements and future prospects of, and regulatory restrictions on the payment of dividends by, the Company and other factors deemed relevant by the Board of Directors.

Since Manulife Financial Corporation is an insurance holding company that conducts all its operations through regulated insurance subsidiaries (or companies owned directly or indirectly by these subsidiaries), its ability to pay future dividends will depend on the receipt of sufficient funds from its regulated insurance subsidiaries. These subsidiaries are also subject to certain regulatory restrictions under laws in Canada, the United States and certain other countries that may limit their ability to pay dividends or make other upstream distributions.

See “Government Regulation – Canada – Restrictions on Shareholder Dividends and Capital Transactions,” “– United States – Regulation of Shareholder Dividends and Other Payments from Insurance Subsidiaries” and “– Asia – Restrictions on Shareholder Dividends.”

MARKET FOR SECURITIES

MFC’s common shares are listed for trading on The Toronto Stock Exchange, the New York Stock Exchange, The Stock Exchange of Hong Kong, and the Philippine Stock Exchange.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The information that appears under the heading “Management’s Discussion & Analysis” on pages 6 to 25 of the Company’s 2001 Annual Report to shareholders is incorporated herein by reference.

DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

The by-laws of MFC provide that the Board of Directors shall consist of a minimum of seven and a maximum of 30 Directors, with the exact number of Directors to be elected at any annual meeting of MFC to be fixed by the Directors prior to such annual meeting. Directors are generally elected for a term of three years, with terms staggered so that one-third, as nearly as may be, of the Board of Directors is elected at the annual meeting each year. The by-laws of MFC permit Directors to be elected for a term of either two years or one year, if necessary, in order to maintain the staggered terms.

The following table sets forth for each of the Directors of MFC, their municipality of residence, position with Manulife Financial, their principal occupation and the year in which their terms of office expire, as at May 1, 2002. The year each Director was first elected to the Company’s Board of Directors appears on pages 4 to 6 of MFC’s Proxy Circular dated February 28, 2002 and this information is incorporated herein by reference.

Name and Municipality of Residence	Position with Manulife Financial	Principal Occupation	Term Expiring

Arthur R. Sawchuk	Chairman of the Board	Chairman of the Board,	2004
Toronto, Ontario (1)(2)(3)(4)		Manulife Financial (5)

Dominic D’Alessandro	President and Chief	President and Chief Executive	2005
Toronto, Ontario	Executive Officer and Director	Officer, Manulife Financial

Kevin E. Benson	Director	President and Chief Executive Officer,	2005
Calgary, Alberta (2)(3)		The Insurance Corporation of British
		Columbia (6)

John M. Cassaday	Director	President and Chief Executive	2004
North York, Ontario (4)		Officer, Corus Entertainment Inc.
		(broadcasting company) (7)

Lino J. Celeste	Director	Corporate Director (8)	2005
Saint John, New Brunswick (1)

Dr. Gail C.A. Cook-Bennett	Director	Chairperson, Canada Pension Plan	2005
Etobicoke, Ontario (4)		Investment Board
		(Canada Pension Plan funds management)(9)

Robert E. Dineen, Jr.	Director	Partner, Shearman & Sterling	2003
New York, New York (1)		(law firm)

Pierre Y. Ducros	Director	President, P. Ducros & Associates, Inc.	2003
Outremont, Quebec (4)		(investment firm)

Allister P. Graham	Director	Board Chairman, Nash Finch Company	2005
Etobicoke, Ontario (2)(3)		(food retail and distribution company) (10)

Thomas E. Kierans	Director	Chairman, The Canadian Institute for	2003
Toronto, Ontario (2)(3)		Advanced Research (private sector
		research organization) (11)

Dr. Lorna R. Marsden	Director	President and Vice Chancellor,	2004
Toronto, Ontario (4)		York University (12)

Hugh W. Sloan, Jr.	Director	Deputy Chairman, Woodbridge Foam	2003
Bloomfield Village, Michigan (1)(4)		Corporation
		(manufacturer of foam products)

Name and Municipality of Residence	Position with Manulife Financial	Principal Occupation	Term Expiring

Gordon G. Thiessen	Director	Corporate Director (13)	2005
Ottawa, Ontario (2)(3)

Michael H. Wilson	Director	President and Chief Executive Officer,	2004
Toronto, Ontario (2)(3)		UBS Global Asset Management (Canada)
		Co. (formerly Brinson Canada Co.)
		(investment management) (14)

(1)	Member of the Corporate Governance and Nominating Committee.
(2)	Member of the Conduct Review Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Management Resources and Compensation Committee.
(5)	Prior to July 1998, Arthur Sawchuk was Acting Chief Executive Officer of Avenor Inc. and prior to December 1997, Mr. Sawchuk was Chairman, President and Chief Executive Officer of Dupont Canada Inc.
(6)	Prior to January 2002, Kevin Benson was a Corporate Director, prior to February 28, 2001 Mr. Benson was President of the Jim Pattison Group and prior to March 2000, Mr. Benson was President and Chief Executive Officer of Canadian Airlines International Ltd.
(7)	Prior to September 1999, John Cassaday was President and Chief Executive Officer of Shaw Media and Executive Vice President of Shaw Communications Inc. and prior to September 1997, Mr. Cassaday was President and Chief Executive Officer of CTV Television Network Inc.
(8)	Prior to April 2001, Lino Celeste was Chairman of Aliant Inc. and prior to March 1999, Mr. Celeste was Chairman, Bruncor Inc./The New Brunswick Telephone Company Ltd.
(9)	Prior to October 1998, Gail Cook-Bennett was Vice Chair, Bennecon Limited.
(10)	Prior to January 1999, Allister Graham was Chairman and Chief Executive Officer, The Oshawa Group Limited.
(11)	Prior to January 1, 2000, Thomas Kierans was Director, Clarkson Centre for Business Ethics & Holder of Geoffrey R. Conway Chair at the Joseph L. Rotman School of Management, University of Toronto and prior to September 1999, Mr. Kierans was President and Chief Executive Officer, C.D. Howe Institute.
(12)	Prior to August 1997, Lorna Marsden was President and Vice Chancellor of Wilfrid Laurier University.
(13)	Prior to February 1, 2001, Gordon Thiessen was the Governor of the Bank of Canada.
(14)	Prior to August 2001, Mr. Wilson was Chairman and Chief Executive Officer of RT Capital Management Inc. and prior to July 2000, Mr. Wilson was Vice-Chairman, RBC Dominion Securities Inc.

EXECUTIVE OFFICERS

The name, municipality of residence, and positions of each of the executive officers of Manulife Financial are set forth in the following table as of May 1, 2002.

Name and Municipality of Residence	Position with Manulife Financial

Dominic D’Alessandro	President and Chief Executive Officer
Toronto, Ontario

Victor S. Apps	Executive Vice President and General Manager, Asia (1)
Hong Kong

John D. DesPrez, III	Executive Vice President, U.S. Operations (2)
South Natick, Massachusetts

Bruce Gordon	Executive Vice President, Canadian Operations (3)
Waterloo, Ontario

Donald A. Guloien	Executive Vice President and Chief Investment Officer (4)
Toronto, Ontario

Geoff Guy	Executive Vice President and Chief Actuary (5)
Elora, Ontario

Paul G. Haggis	Executive Vice President, Business Development (6)
Toronto, Ontario

John C. Mather	Executive Vice President and Chief Information Officer (7)
Oakville, Ontario

Trevor J. Matthews	Executive Vice President, and President and Chief Executive
Tokyo, Japan	Officer, Manulife Life Insurance Company (8)

Peter H. Rubenovitch	Executive Vice President and Chief Financial Officer (9)
Toronto, Ontario

(1)	Prior to November 1997, Victor Apps was Executive Vice President, Asia Operations.
(2)	Prior to January 1999, John DesPrez was Senior Vice President, Annuities.
(3)	Prior to April 2, 2001, Bruce Gordon was Senior Vice President, Group Benefits, Canadian Operations and prior to September 1998, Mr. Gordon was Senior Vice President, North American Group Pensions. Prior to February 1998, Mr. Gordon was Vice President, North American Group Pensions and prior to September 1997, Mr. Gordon was Vice President, U.S. Savings and Retirement Services.
(4)	Prior to March 8, 2001, Donald Guloien was Executive Vice President, Business Development and prior to January 1999, Mr. Guloien was Senior Vice President, Business Development.
(5)	Prior to February 2000, Geoff Guy was Senior Vice President and Chief Actuary.
(6)	Prior to January 1, 2002, Paul Haggis was President and Chief Executive Officer of Alberta Treasury Branches.
(7)	Prior to May 1, 2001, John Mather was Executive Vice President and Chief Information Officer with Ontario Power Generation and prior to March 1999, Mr. Mather was a Partner at Ernst &Young LLP. Prior to March 1998, Mr. Mather was a Partner and Senior Manager with Deloitte and Touche LLP.
(8)	Prior to May 1, 2001, Trevor Matthews was President and Chief Executive Officer, Manulife Century Life Insurance Company and prior to April 2, 2001, Mr. Matthews was Executive Vice President, Canadian Operations. Prior to January 1998, Mr. Matthews was General Manager, Personal Financial Services, National Australia Bank.
(9)	Prior to February 1998, Peter Rubenovitch was Senior Vice President and Corporate Controller.

SHARE OWNERSHIP

The number of common shares held by Directors and executive officers of the Company as at February 28, 2002 was 703,477, which represented less than one per cent of the total number of outstanding common shares of MFC. The number of common shares held by each Director is set out on pages 4 to 6 of MFC’s Proxy Circular dated February 28, 2002 and such information is incorporated herein by reference.

ADDITIONAL INFORMATION

Additional information with respect to MFC, including directors’ and officers’ remuneration and indebtedness, principal holders of securities, options to purchase securities and interests of insiders in material transactions, where applicable, is contained in the Company’s Proxy Circular dated February 28, 2002. Additional financial information is provided in the Company’s comparative financial statements for the most recently completed financial year and interim financial statements of the Company subsequent to the financial statements for its most recently completed financial year, which have also been filed with applicable securities regulatory authorities in Canada. When Manulife Financial is in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of its securities, one copy of this Annual Information Form, any document (or the pertinent pages of any document) incorporated by reference in this Annual Information Form, the comparative financial statements of the Company for the most recently completed financial year with the accompanying auditor’s report, any interim financial statements of the Company subsequent to the financial statements for its most recently completed financial year, one copy of the Company’s most recent Proxy Circular and any other documents incorporated by reference into a preliminary short form prospectus or a short form prospectus shall be provided (collectively the “Disclosure Documents”) upon request by any person. When Manulife Financial has not filed a preliminary short form prospectus or is not in the course of a distribution, it shall provide copies of any of the foregoing Disclosure Documents subject to its right to require persons who are not security holders to pay a reasonable charge. Requests for such copies may be sent to the Investor Relations Department of Manulife Financial at 200 Bloor Street East, NT-7, Toronto, Canada M4W 1E5, or the foregoing Disclosure Documents may be accessible at the Company’s Web site, www.manulife.com.